UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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ICG Group, Inc.
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ICG Group, Inc. 555 East Lancaster Avenue, Suite 640 Radnor, Pennsylvania 19087 www.icg.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear ICG Group, Inc. Stockholder:

You are invited to attend the ICG Group, Inc. 2013 Annual Meeting of Stockholders.

Date:	June 21, 2013
Time:	10:00 a.m., Eastern Time
Place:	The Radnor Hotel
591 East Lancaster Avenue
St. Davids, Pennsylvania 19087

Only ICG stockholders who owned stock at the close of business on April 25, 2013 can vote at the Annual Meeting or any adjournments that may take place.

The purposes of the Annual Meeting are:

(1)	to elect three Class II directors, each for a term of three years or until the relevant director’s successor has been elected and qualified;

(2)	to ratify the appointment of KPMG LLP as ICG’s independent registered public accountant for the year ending December 31, 2013;

(3)	to approve an amendment and restatement of ICG’s Third Amended and Restated 2005 Omnibus Equity Compensation Plan (and the plan, as so amended and restated) to:

(a)	increase the number of authorized shares of ICG Common Stock issuable under the plan by 2,000,000 (for a total of 9,600,000 authorized shares);

(b)	add annual recurring revenue and annual contract value (ACV) as criteria that may be used for objective performance goals under the plan;

(c)	extend the date on which the plan expires to ten years following the effective date of the amendment and restatement (to June 21, 2023); and

(d)	enable the plan to continue to meet certain requirements for tax purposes.

(4)	to conduct an advisory vote regarding the compensation of ICG’s named executive officers;

and to transact any other business that may properly come before the Annual Meeting.

For those of you who are unable to attend the Annual Meeting in person, we invite you to listen through ICG’s website at www.icg.com/investors/events-and-presentations/.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

April 30, 2013
Suzanne L. Niemeyer

Secretary

ICG Group, Inc.

555 East Lancaster Avenue, Suite 640

Radnor, Pennsylvania 19087

Telephone: 610.727.6900

Facsimile: 610.727.6901

www.icg.com

PROXY STATEMENT FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

June 21, 2013

This proxy statement and related proxy solicitation materials are being first directly made available to owners of shares of ICG Group, Inc. (“ICG”) Common Stock (“Common Stock”) on or about May 3, 2013 in connection with the solicitation of proxies by ICG’s Board of Directors (the “Board”) for ICG’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all holders of Common Stock, many of whom are unable to attend the Annual Meeting, to vote. The Board encourages you to read this document thoroughly and to take the opportunity to vote on the matters to be decided at the Annual Meeting.

Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), public companies must provide their stockholders with access to copies of their proxy solicitation materials over the Internet. In accordance with SEC rules, on or about May 3, 2013, (1) this proxy statement and related proxy materials are being made available on the Internet at www.proxyvote.com, and (2) you and other ICG stockholders are being mailed a Notice Regarding the Availability of Proxy Materials (the “Materials Notice”) instructing you how to access and review those materials on the Internet and how to request a paper copy of those materials. If you would like to receive a paper copy of the proxy materials, you should follow the instructions in the Materials Notice for requesting those materials.

VOTING PROCEDURES

Why did I receive a Notice Regarding the Availability of Proxy Materials (i.e., the Materials Notice) in the mail? In accordance with the SEC’s “e-proxy” rules, ICG is providing its stockholders with access to the proxy materials for its Annual Meeting over the Internet. ICG has again elected to take advantage of the “notice only” option under the e-proxy rules, which it first used in connection with its 2008 Annual Meeting of Stockholders, because it believes that doing so will continue to provide the efficiency and accessibility that ICG and its stockholders have enjoyed over the past five years. Accordingly, on or about May 3, 2013, ICG is mailing you the Materials Notice, which contains instructions on how to access ICG’s proxy materials over the Internet and vote online or via telephone. As described in the Materials Notice, you will not receive a printed copy of the Annual Meeting proxy materials by mail unless you request one. You may request printed copies of these proxy materials free of charge by following the instructions contained in the Materials Notice.

Who can vote? Stockholders as of the close of business on April 25, 2013 are entitled to vote. At that time, 37,490,433 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 beginning June 11, 2013. Stockholders may examine the list during normal business hours for any purpose relating to the Annual Meeting.

How can I vote? Your shares may be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. If you hold shares in your own name as of the close of business on April 25, 2013, you have three ways to vote and submit your proxy prior to the Annual Meeting:

•	Over the Internet – ICG encourages you to vote and submit your proxy over the Internet at www.proxyvote.com;

•	By telephone – You may vote and submit your proxy by calling 1-800-690-6903; or

•	By mail – If you elected to receive your proxy materials by mail, you may vote by completing, signing and returning the proxy card that was sent to you.

If you are voting over the Internet or by telephone, you will need to use the control number provided with your Materials Notice. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., ET, on June 20, 2013. If you hold your shares through an account with a bank or a broker, please follow the directions provided to you by your bank or broker; your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker.

If you want to vote in person at the Annual Meeting, you must bring a government-issued picture identification with you. If you hold your shares through an account with a bank or a broker, you must obtain a proxy card from your bank or broker and bring that proxy card to the Annual Meeting, together with a government-issued picture identification and a copy of a bank or brokerage statement reflecting your stock ownership as of April 25, 2013.

You may revoke a proxy at any time before it is voted by providing written notice to ICG’s corporate Secretary, by submitting a proxy bearing a later date (subject to the deadline for Internet and telephone proxy submissions) or by casting a ballot at the Annual Meeting. Your shares will be voted in accordance with directions contained in properly executed and delivered proxies that are received before the Annual Meeting’s adjournment, or, if no directions are provided, your shares will be voted in accordance with the Board’s recommendations.

What shares are subject to my proxy vote? Each proxy you vote represents all the shares of Common Stock registered to you in a particular account. You may be entitled to more than one proxy vote if you hold shares that are either registered differently or in more than one account. Each share of Common Stock that you own entitles you to one vote.

What is the quorum requirement? The Annual Meeting will be held only if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes (as described in the following paragraph) and abstentions will be counted for purposes of determining whether a quorum has been reached. At the close of business on April 25, 2013, 37,490,433 shares of Common Stock were outstanding and eligible to vote at the Annual Meeting, meaning that 18,745,217 shares of Common Stock must be represented at the Annual Meeting in person or by proxy in order to have a quorum.

What is the effect of broker non-votes and abstentions? Under applicable stock exchange rules, banks, brokers and other nominees who hold shares of Common Stock for beneficial owners have the discretion to vote on routine matters when they have not received voting instructions from those beneficial owners at least ten days prior to the Annual Meeting. Items 1, 3 and 4 described in this proxy statement are deemed non-routine matters, while Item 2 described in this proxy statement is deemed a routine matter. On each non-routine matter, banks, brokers and other nominees do not have the discretion to direct the voting of the beneficial owners’ shares, and, if the beneficial owner has not provided voting instructions with respect to that matter, there will be a so-called “broker non-vote” on the matter. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Accordingly, a broker non-vote will not negatively impact ICG’s ability to obtain a quorum and will not otherwise directly affect the outcome of the vote on a non-routine matter that requires a majority of votes cast (Item 1) or the approval of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting (Items 3 and 4). Because Item 1 is decided by a majority of the votes cast, abstentions will have no direct effect on the outcome of that item. Because Items 2, 3 and 4 require for their approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, any abstentions will have the effect of votes against those items.

Who will count the vote? Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of election.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board. ICG will pay the cost of preparing, assembling, mailing and otherwise making available to stockholders Materials Notices, notices of the Annual Meeting, proxy statements and proxy cards. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of ICG, without additional compensation. Proxies may be solicited by mail, in person, by telephone, over the Internet or by other electronic means. ICG will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

What if I can’t attend the meeting? If you are unable to attend the meeting in person, ICG invites you to listen to the meeting through ICG’s website at www.icg.com/investors/events-and-presentations/. Please go to ICG’s website approximately 15 minutes prior to the Annual Meeting to register and download any necessary audio software. If you do not attend the Annual Meeting in person and you intend to vote, you must vote your shares over the Internet, by telephone or by requesting and returning a proxy card by the applicable deadline.

How does the Board recommend I vote? The Board recommends you to vote (1) FOR the election of each Board nominee, (2) FOR the ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant, (3) FOR the approval of the amendment and restatement of ICG’s Third Amended and Restated 2005 Omnibus Equity Compensation Plan (and the plan, as so amended and restated) and (4) FOR the approval, on an advisory basis, of the compensation of ICG’s named executive officers (the “executive officers”), as such is described in “Compensation Discussion and Analysis” and “Executive Compensation” below.

CORPORATE GOVERNANCE

General. In accordance with the Delaware General Corporation Law and ICG’s Restated Certificate of Incorporation, as amended (the “Charter”), and Second Amended and Restated By-Laws (the “By-Laws”), ICG’s business, property and affairs are managed under the direction of the Board. Although ICG’s non-management directors are not involved in the company’s day-to-day operations, they are kept informed of ICG’s business through written reports and documents provided to them regularly, as well as through operating, financial and other reports presented by officers of ICG at meetings of the Board and committees of the Board.

Board Leadership Structure; Lead Independent Director. ICG’s By-Laws provide for the combination of ICG’s Chairman of the Board and Chief Executive Officer roles. Since December 2001, Mr. Walter W. Buckley, III has served both as ICG’s Chairman of the Board and as its Chief Executive Officer. In order to ensure the Board’s ability to oversee management in an appropriate and effective manner in light of this combined Chairman/CEO role, ICG’s Corporate Governance Guidelines provide for the Board to designate a lead independent director.

The Board believes that Mr. Buckley’s present service as both Chairman of the Board and CEO of ICG is in the best interests of ICG and its stockholders. As a co-founder and the CEO of ICG since its inception in 1996, Mr. Buckley has a deep understanding of the issues, challenges and opportunities facing ICG and is in an optimal position to develop an overall agenda to ensure that the Board’s time and attention are appropriately focused in addressing those issues, challenges and opportunities. Mr. Buckley’s combined role is also designed to foster clear leadership and accountability, as well as consistency of message to ICG’s stockholders, employees, companies and other business partners.

Each of ICG’s directors other than Mr. Buckley (including each of the current nominees for director) is “independent” under applicable NASDAQ Stock Market LLC (“NASDAQ”) rules (see “Corporate Governance–Director Independence” below). The Board believes that the independence of its directors as a group, combined with the leadership of ICG’s lead independent director, enables the Board to oversee management in an appropriate and effective manner.

ICG’s lead independent director is elected annually through a rotation among the chairs of ICG’s standing Board committees. Mr. David K. Downes is currently serving as the lead independent director. In April 2013, the Board elected Mr. David J. Berkman to serve as the lead independent director, effective immediately following the Annual Meeting. The lead independent director, among other things:

•	ensures that ICG’s independent directors hold an executive session of independent directors at each regularly scheduled Board meeting, as is required under ICG’s Corporate Governance Guidelines;

•	acts as a liaison between the Chairman of the Board and the independent directors;

•	consults with management regarding the scheduling of Board meetings;

•	reviews and provides feedback on Board agendas and reviews agendas and meeting schedules to ensure that there is sufficient time for discussion of agenda items; and

•	presides at Board meetings when the Chairman is not present (including in the executive sessions of the independent directors).

The lead independent director also has the authority to call meetings of the independent directors and, if requested by any major ICG stockholder or group of stockholders, will communicate directly with that stockholder or stockholder group. In light of the importance of the lead independent director to the overall effective functioning of the Board, ICG pays quarterly cash fees to the Board member who is serving as the lead independent director in a given year (see “Director Compensation–Summary of Director Compensation” below). The Board believes that the lead independent director functions as an effective complement to ICG’s combined Chairman/CEO role.

Board Role in Risk Oversight. ICG management is responsible for the day-to-day identification, assessment and management of ICG’s business risks. Those risks include, but are not limited to:

•

the respective strategic, operational, financial (i.e., liquidity, credit, accounting and tax), legal and regulatory/compliance risks faced by ICG and its companies (particularly the companies in which ICG owns a majority equity interest) as corporate entities; and

•	the risks attendant to ICG’s acquisition, disposition, financing and similar transactions involving its companies (particularly the companies in which ICG owns a majority equity interest).

The Board is responsible for overseeing the management of ICG’s business risks and for ensuring the overall adequacy and effectiveness of ICG’s risk management process. In order to facilitate the risk oversight process, ICG management identifies ICG’s principal risks for the Board and provides the Board and its committees with visibility into those risks through presentations and other formal and informal communications. In carrying out its risk oversight function, the Board, among other things:

•	periodically assesses the adequacy of ICG’s enterprise risk management, internal control and financial reporting and compliance systems;

•	sets ICG’s core business strategy and approves any changes to that strategy;

•	receives updates from management regarding ICG’s strategic, financial and compliance risks and discusses those risks regularly at meetings and strategy sessions;

•	reviews the results of ICG’s companies regularly at meetings and strategy sessions and periodically meets with executives at ICG’s companies;

•	reviews and approves acquisitions, dispositions and financings in excess of $3 million, as well as any other significant or unusual business transactions involving ICG;

•	reviews and approves, along with the Compensation Committee, all of ICG’s significant executive compensation decisions;

•

adopts and periodically reviews (and, in certain cases, periodically approves) ICG’s policies, such as its Investment Policy, Code of Corporate Conduct, Financial Information Integrity Policy, Company Information Disclosure Policy, Insider Trading and Disclosure Policy and Related Party Transaction Policy, as well as any amendments to those policies; and

•	reviews ICG’s 10-Ks, 10-Qs, proxy statements, registration statements and other SEC filings.

The Board’s Audit Committee and Compensation Committee are instrumental in performing several aspects of ICG’s risk oversight function. The Audit Committee, through its direct oversight of ICG’s internal control processes, plays a primary role in the oversight of ICG’s financial-related risks. The Audit Committee also oversees the administration of ICG’s Sarbanes-Oxley program, interfaces with ICG’s independent registered public accountant regarding ICG’s consolidated financial statements and reviews ICG’s consolidated financial statements prior to their filing with the SEC. The Compensation Committee considers risks relating to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements applicable to both executive officers and other ICG employees. The Compensation Committee makes an annual determination, based on its evaluation of those risks, as to whether ICG’s then-current compensation policies are reasonably likely to have a material adverse effect on ICG. Under its charter, the Compensation Committee is also responsible for the establishment and monitoring of succession plans for ICG’s executive management. Given ICG’s size and the nature of its operations, the Board believes that it is unnecessary to establish a separate risk committee to oversee ICG’s risk management process.

Director Independence. The Board has determined that (1) eight of the nine directors who served on the Board in 2012 and who currently serve on the Board, namely, Mr. David J. Adelman, Mr. Berkman, Mr. Thomas A. Decker, Mr. Downes, Dr. Thomas P. Gerrity, Mr. Michael J. Hagan, Mr. Peter K. Miller and Mr. Philip J. Ringo, are “independent” under applicable NASDAQ rules and (2) Mr. Buckley is not independent under those rules because he is the Chief Executive Officer of ICG.

In making those determinations regarding the independence of its directors, the Board considered, among other things:

•	the direct and indirect interests of each director in ICG’s companies;

•	the relationships and/or any transactions between ICG and its companies, on the one hand, and each director and his affiliates, on the other hand; and

•	the relationships among the directors with respect to common involvement with for-profit and non-profit organizations.

Meeting Attendance by Directors. The Board held seven meetings in 2012. Under ICG’s policy on executive Board sessions, the independent members of the Board met in executive session without members of management present at each regularly scheduled Board meeting. Each of ICG’s directors attended at least 75% of the total meetings of the Board and Board committees on which he served in 2012. ICG has a policy that each of its directors is expected to attend the company’s annual stockholder meetings; all of ICG’s directors attended the company’s 2012 Annual Meeting of Stockholders.

Change in Director Occupation or Retirement. Each director must volunteer to resign from the Board when he either (1) retires or changes the principal position he held when he was initially elected to the Board or (2) reaches the age of 75, after which the Board may or may not elect to require the applicable director to resign.

Director Service on Other Boards. Directors are encouraged to limit the number of boards on which they serve. Under ICG’s policy on board service, no director may serve on more than six boards of public, for-profit companies without the prior approval of the Board, and no director may join the board of any public, for-profit company without first notifying the Board.

Code of Conduct. The Board is committed to ethical business practices. ICG has in place a Corporate Code of Conduct, which applies to all of ICG’s employees and directors and includes a code of ethics for ICG’s “principal executive officer, principal financial officer, principal accounting officer or controller” under SEC regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. ICG’s Corporate Code of Conduct is posted on ICG’s website at www.icg.com/investors/corporate-governance/. Please note that none of the information on ICG’s website is incorporated by reference in this proxy statement.

Committees of the Board of Directors. The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee. The Audit Committee monitors ICG’s compliance with appropriate legal and regulatory standards and requirements. The Audit Committee annually selects ICG’s independent registered public accountant, reviews the performance and the terms of engagement of the independent registered public accountant and exercises oversight of the activities of the independent registered public accountant. It serves as an independent and objective party to monitor ICG’s financial reporting process and internal control systems and to review and appraise the audit efforts of ICG’s independent registered public accountant. It also provides an open avenue of communication among ICG’s independent registered public accountant, ICG’s financial and senior management and the Board. A detailed list of the Audit Committee’s functions is included in its charter, which is posted on ICG’s website at www.icg.com/investors/corporate-governance/.

The current members of the Audit Committee are Messrs. Decker, Downes, Hagan and Ringo. The Audit Committee consists entirely of directors who the Board has determined in its business judgment are “independent” under applicable NASDAQ rules and applicable rules adopted by the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that Mr. Downes is an “audit committee financial expert” under the rules of the Exchange Act. The Audit Committee held seven meetings during 2012.

Compensation Committee. The Compensation Committee reviews and approves ICG’s compensation philosophy and oversees the compensation and benefit programs that cover ICG’s employees. The Compensation Committee annually reviews and approves, or recommends that the Board approve, the total compensation package for each of ICG’s executive officers. The Compensation Committee also evaluates the performance of ICG’s Chief Executive Officer against pre-established criteria and reviews with the CEO the performance of each executive officer that reports to the CEO. The Compensation Committee operates under a charter that is available on ICG’s website at www.icg.com/investors/corporate-governance/. The Compensation Committee delegates certain administrative functions relating to ICG’s equity compensation plans to ICG’s human resources and legal departments; it does not generally delegate its authority to anyone else. A discussion regarding the role of ICG’s management and independent compensation consultant in connection with the compensation of ICG’s executive officers appears in “Compensation Discussion and Analysis” below.

The current members of the Compensation Committee are Messrs. Berkman, Decker and Downes and Dr. Gerrity. The Compensation Committee consists entirely of directors who the Board has determined in its business judgment are “independent” under applicable NASDAQ rules. The Compensation Committee held seven meetings during 2012.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to focus on issues surrounding the composition, operation and compensation of the Board. The Nominating and Governance Committee identifies and recommends candidates to serve on the Board and takes steps to ensure that the structure and practices of the Board provide for sound corporate governance. It also reviews and recommends to the full Board for approval any changes in the compensation of ICG’s non-management directors. The Nominating and Governance Committee operates under a charter that is posted on ICG’s website at www.icg.com/investors/corporate-governance/. The Nominating and Governance Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board membership.

In identifying Board candidates, the Nominating and Governance Committee takes into account all factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or any other relevant governing body. Although ICG does not have a formal policy regarding the consideration of diversity in identifying director nominees, the Nominating and Governance Committee identifies director nominees with a goal of having a group of directors who represent a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee has identified, and the Board has approved, the following skills, experiences and other attributes that they believe would be desirable for new and existing Board members to possess:

•	substantial experience in leading a successful business or large division of a business;

•	substantial experience as a senior executive (particularly a chief executive officer) at one or more large, complex organizations and/or new business ventures;

•	substantial experience as a member of a board of directors (particularly the board of directors of a public company);

•

substantial experience and an awareness of current trends and developments in one or more areas of specialization that are relevant to ICG’s core strategy and operations, such as information technology and Internet-related companies and markets, corporate strategy development and implementation, organizational development, mergers and acquisitions, private equity and venture capital markets, corporate finance, financial reporting and accounting and controls;

•	leadership skills;

•	business acumen;

•	integrity and strength of character;

•	an entrepreneurial nature;

•	candor; and

•	the time and energy to commit to being an active Board member.

The Nominating and Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. It considers director nominees recommended by stockholders and evaluates them in the same manner as director nominees from other sources. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at an annual meeting should submit written notice of that nomination or proposal to ICG’s corporate Secretary. The Secretary’s contact information can be found in “Other Matters–Communicating with ICG” below.

The current members of the Nominating and Governance Committee are Messrs. Adelman, Berkman, Miller and Ringo and Dr. Gerrity. The Nominating and Governance Committee consists entirely of directors whom the Board has determined in its business judgment are “independent” under applicable NASDAQ rules. The Nominating and Governance Committee held four meetings during 2012.

Compensation Committee Interlocks and Insider Participation. Messrs. Berkman, Decker and Downes and Dr. Gerrity currently serve, and during 2012 served, on the Compensation Committee. No member of the Compensation Committee is a former or current executive officer or employee of ICG or any of its subsidiaries. No executive officer of ICG or any of its subsidiaries serves, or during 2012 served, as a member of the compensation committee or board of directors of any other company that has, or had during 2012, an executive officer serving as a member of ICG’s Board or Compensation Committee.

Communications with the Board of Directors. If you would like to communicate with the Board or any of ICG’s individual directors, please send a letter or other written communication to the Board’s or such director’s attention, care of ICG’s corporate Secretary. The Secretary’s contact information can be found in “Other Matters–Communicating with ICG” below. The Secretary will review each such communication and forward a copy to each member of the Board or the individual director, as applicable.

ELECTION OF DIRECTORS

(ITEM 1)

ICG’s Charter and By-Laws provide that ICG’s business will be managed by a board of directors of not less than five and not more than nine directors, with the number of directors to be fixed by the Board from time to time. ICG’s Charter and By-Laws also divide the Board into three classes of directors (Class I, Class II and Class III), with each class prescribed to be as nearly equal in number as possible. The term of office of each class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. There are presently three Class I directors, three Class II directors and three Class III directors. The term of each of the Class II directors, Messrs. Decker and Miller and Dr. Gerrity, will expire at the Annual Meeting; the other six directors will remain in office for the remainder of their respective terms, as noted below.

The Nominating and Governance Committee identifies and recommends candidates to serve on the Board; the Board then formally nominates director candidates. Stockholders are also entitled to nominate director candidates for the Board in accordance with SEC rules and the procedures set forth in ICG’s By-Laws, as described in “Other Matters–Submission of Stockholder Proposals and Director Nominations for 2014 Annual Meeting of Stockholders” below.

Listed above in “Corporate Governance–Nominating and Governance Committee” are the skills, experiences and other attributes that both the Board and the Nominating and Governance Committee believe would be desirable for new and existing Board members to possess. Each of ICG’s current directors (including each of the current nominees for director) holds or has held senior executive positions in substantial organizations and has significant experience in one or more of the areas of specialization described in the above list that are relevant to ICG’s core strategy and operations. Each of ICG’s directors also has experience serving on, advising and/or working with boards of directors of significant organizations, including public companies. Importantly, the Nominating and Governance Committee also believes that each of ICG’s directors possesses all of the other Board and Nominating and Governance Committee preferred attributes, which are invaluable to the operation of an effective board: leadership skills, business acumen, integrity and strength of character, an entrepreneurial nature, candor and the time and energy to commit to being an active Board member. Furthermore, the Nominating and Governance Committee believes that ICG’s current group of directors, assuming the election of the three nominees, represents a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Each of the nominees/current directors other than Mr. Buckley is independent of ICG and ICG management. See “Corporate Governance–Director Independence” above for a discussion regarding the independence of ICG’s directors under applicable NASDAQ rules. In light of those factors, the Board recommends that ICG’s stockholders vote in favor of each of the director nominees.

At the Annual Meeting, three Class II directors are to be elected; all of the director nominees are currently directors of ICG. All nominees have consented to being named as nominees for directors of ICG and have agreed to serve if elected. The nominees for Class II director will be elected to serve for three-year terms or until their respective successors have been elected and have qualified. If some or all of the nominees become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board. A director nominee will be elected only if that nominee receives a majority of the votes cast with respect to his or her election in an uncontested election (i.e., the number of shares voted “for” the director nominee exceeds the number of votes cast “against” the nominee).

Set forth below is information regarding each nominee for Class II director, as well as each current Class I director and Class III director, each of whose term will continue after the Annual Meeting.

Nominees for Class II Director

Thomas A. Decker. Mr. Decker has served as an ICG director since October 2004. Mr. Decker is currently a Member of the Cozen O’Connor law firm, where he has served as Vice Chairman since January 2013. From 2007 to December 2012, Mr. Decker served as Chief Executive Officer of Cozen O’Connor, where he also served as President from 2007 to January 2012 and as Managing Partner from 2000 to 2004. Mr. Decker served as the inaugural Chairman of the Pennsylvania Gaming Control Board from 2004 to 2007. He serves on the Boards of Directors of the Kimmel Center, the Philadelphia Zoo and the YMCA of Philadelphia and Vicinity, as well as the Board of Trustees of the Gesu School.

Areas of Relevant Experience:

•	expertise in corporate law, with an emphasis on mergers and acquisitions, corporate governance and alternative dispute resolution;

•	senior leadership roles in a number of global organizations; and

•	significant experience in corporate finance, complex regulatory and legal issues, financial reporting and accounting and controls.

Age: 67

Dr. Thomas P. Gerrity. Dr. Gerrity has served as a director of ICG since December 1998. From 1990 to 1999, he served as Dean of The Wharton School of the University of Pennsylvania (“Wharton”) and as Professor of Management at Wharton. Since 1999, Dr. Gerrity has served as Dean Emeritus and as the Joseph Aresty Professor of Management at Wharton. Previously, Dr. Gerrity was the founder of, and from 1969 to 1988 served as the Chairman and Chief Executive Officer of, The Index Group, a firm specializing in information technology strategy and management, corporate strategic management and business re-engineering. Dr. Gerrity has served as a director of PharMerica Corporation since 2007. He also served as a director of Sunoco, Inc. from 1990 to 2010, of Hercules, Inc. from 2003 to 2008, of CVS Corporation from 1995 to 2007, of Federal National Mortgage Association from 1991 to 2006 and of Knight-Ridder, Inc. from 1998 to 2006.

Areas of Relevant Experience:

•	significant experience as a director at a number of multi-industry organizations and as the chief executive officer of significant organizations; and

•

strong experience in information systems and technology markets and businesses, information technology management, corporate governance, leadership and strategic change management, enterprise risk management, financial reporting and accounting and controls.

Age: 71

Peter K. Miller. Mr. Miller has been a director of ICG since June 2010. Since June 2010, Mr. Miller has been the Chief Executive Officer of OptiNose Inc., a drug delivery company that manufactures and sells devices through which intranasal drugs are administered to patients. Prior to that, he co-founded and served as the Chief Executive Officer and President of Take Care Health Systems, LLC (“TCHS”), an operator of healthcare clinics in retail pharmacies, from 2004 to May 2010. TCHS was acquired by, and became a wholly-owned subsidiary of, Walgreen Co. in 2007. Between 1990 and 2004, Mr. Miller served in a variety of executive roles at subsidiaries of Johnson & Johnson, including as President of Janssen Pharmaceutica, Inc. and as Worldwide President of Johnson & Johnson-Merck Consumer Pharmaceuticals Co.

Areas of Relevant Experience:

•	deep experience as a senior executive at large public businesses and as an entrepreneur in private organizations in the pharmaceutical and biotechnology sectors; and

•	strong background in the areas of marketing, sales, corporate finance and strategic planning and management.

Age: 51

The Board of Directors recommends a vote FOR all of the listed nominees.

Incumbent Class I Directors – to Continue in Office for Terms Expiring in 2015

David J. Adelman. Mr. Adelman has served as an ICG director since June 2011. Since 1997, Mr. Adelman has been the President and Chief Executive Officer of Campus Apartments, Inc., a company specializing in the development, management and finance of upscale housing for universities. He has been a member of the Board of Directors of FS Investment Corporation since 2008 and a member of the Board of Trustees of FS Energy and Power Fund since 2010. In addition, Mr. Adelman serves on the board of directors or in leadership roles for various charitable and civic organizations.

Areas of Relevant Experience:

•	significant experience as an entrepreneur and senior executive at organizations operating in the higher education and real estate development sectors;

•	vast experience in corporate finance and public and private commercial transactions; and

•	strong background in the areas of marketing, sales, corporate finance and strategic planning and management.

Age: 41

David J. Berkman. Mr. Berkman has served as a director of ICG since January 2001. Since 2000, he has been the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in the telecommunications, technology and Internet markets. Mr. Berkman has served as a director of Entercom Communications Corp. since 1999. Civically, he serves on the Board of Overseers for the University of Pennsylvania School of Engineering and Applied Science and the Board of Trustees of The Franklin Institute.

Areas of Relevant Experience:

•

deep experience in private equity markets, with a focus in the telecommunications, information services, international media (information, broadcasting and publishing), technology/innovation and Internet segments; and

•	significant experience with mergers and acquisitions, corporate finance, financial reporting and accounting and controls.

Age: 51

David K. Downes. Mr. Downes has been an ICG director since October 2003. Since 2004, Mr. Downes has served as President, Chief Executive Officer and a director of Community Capital Management, Inc., as the President and Treasurer of The Community Reinvestment Act Qualified Investment Fund and as the Independent Chairman of the Board of Trustees of the Quaker Investment Trust. Mr. Downes has served as a director of OppenheimerFunds, Inc. since 2005, as a director of THL Credit, Inc. since 2009 and as Chair of the U.S. Trust Investment Committee of GlaxoSmithKline plc since 2006. Between 1995 and 2003, Mr. Downes served in various executive roles at Lincoln National Investment Companies and Delaware Investments, the investment management subsidiary of the Lincoln Financial Group at that time.

Areas of Relevant Experience:

•	Vast experience in the areas of corporate finance, financial reporting and accounting and controls; and

•	senior leadership roles in a number of global financial institutions and investment funds.

Age: 73

Incumbent Class III Directors – to Continue in Office for Terms Expiring in 2014

Walter W. Buckley, III. Mr. Buckley is a co-founder and has been a director of ICG since March 1996. He has served as ICG’s Chairman of the Board since December 2001 and as its Chief Executive Officer since March 1996. He also served as the President of ICG from March 1996 to December 2001 and from December 2002 to January 2009. Prior to co-founding ICG, Mr. Buckley worked for Safeguard Scientifics, Inc. (“Safeguard”) beginning in 1987 as a financial analyst, and later as a Vice President of Acquisitions from 1991 to 1996. He served as a director of Verticalnet, Inc. (“Verticalnet”) from 1996 to 2005. Mr. Buckley also currently serves on the Boards of Trustees of Camp Tecumseh and The Episcopal Academy and as Chairman of the Board of Directors of the Starfinder Foundation.

Areas of Relevant Experience:

•	deep experience in acquiring and building businesses in the technology/innovation and Internet markets, mergers and acquisitions and corporate finance; and

•	unique knowledge of ICG and the historical and current issues, challenges and opportunities facing ICG and its business.

Age: 53

Michael J. Hagan. Mr. Hagan has served as an ICG director since June 2007. Since December 2009, Mr. Hagan has been the President and Chief Executive Officer of LifeShield Security, Inc. He served as the Chairman and Chief Executive Officer of NutriSystem, Inc. (“NutriSystem”) from 2002 to 2008 and as the President of NutriSystem from 2006 to 2007. Prior to joining NutriSystem, Mr. Hagan was a co-founder of Verticalnet and held a number of executive positions at Verticalnet from its founding in 1995, including Chairman of the Board from 2002 to 2005, President and Chief Executive Officer from 2001 to 2002, Executive Vice President and Chief Operating Officer from 2000 to 2001 and Senior Vice President prior to that time. Mr. Hagan has served as a director of FS Investment Corporation since 2011; he rejoined the Board of Directors of NutriSystem in February 2012 and was appointed Chairman of NutriSystem in April 2012 (a capacity in which he served from 2002 to 2008, as noted above). He also served as a director of Verticalnet from 1995 to 2008 and as a member of the Board of Trustees of American Financial Realty Trust from 2003 to 2008.

Areas of Relevant Experience:

•	significant experience as an entrepreneur and senior executive at public and private organizations, including technology/innovation and Internet companies; and

•	vast experience in corporate finance, financial reporting and accounting and controls.

Age: 50

Philip J. Ringo. Mr. Ringo has served as a director of ICG since January 2003. Mr. Ringo provides strategic consulting services to business organizations. From January 2010 to December 2012, he served as a Senior Strategic Advisor for Elemica, Inc., an e-business supply chain network. From 2001 to 2009, Mr. Ringo served as the Chairman and Chief Executive Officer of RubberNetwork.com LLC, a tire and rubber industry strategic sourcing and technology consortium. Mr. Ringo has served as a director of Genesee & Wyoming Inc. since 1978.

Areas of Relevant Experience:

•	vast experience as a senior executive at public and private organizations, including technology/innovation and Internet companies; and

•	significant experience in corporate finance, financial reporting and accounting and controls matters.

Age: 71

DIRECTOR COMPENSATION

Summary of Director Compensation

Directors who are part of ICG’s management do not receive compensation for their services as directors. ICG’s non-management directors are eligible to receive compensation through ICG’s Non-Management Director Compensation Plan (the “Director Compensation Plan”), which is administered by the Compensation Committee. The Nominating and Governance Committee reviews and recommends to the full Board for approval any changes in the compensation of ICG’s non-management directors.

Each non-management director is entitled to receive the following annual cash compensation under the Director Compensation Plan:

•	base compensation of $60,000, payable in equal quarterly installments;

•

$25,000 for service as the chair of the Audit Committee, $20,000 for service as the chair of the Compensation Committee and $15,000 for service as the chair of the Nominating and Governance Committee, each payable in equal quarterly installments;

•

$13,500 for non-chair service on the Audit Committee, $11,000 for non-chair service on the Compensation Committee and $8,500 for non-chair service on the Nominating and Governance Committee, each payable in equal quarterly installments; and

•	$10,000 for service as the lead independent director, payable in equal quarterly installments.

Under the Director Compensation Plan, each non-management director is entitled to receive, at the commencement of his or her service on the Board, an initial grant of 25,000 stock appreciation rights (“SARs”). Each SAR represents the recipient’s right to receive, upon exercise, shares of Common Stock with a fair market value equal to the dollar increase, if any, of the fair market value of the Common Stock from the grant date to the exercise date, with such fair market values determined by reference to the closing Common Stock prices reported by NASDAQ on the relevant dates. The SARs vest in equal annual installments over four years. Each non-management director is also entitled to receive annual grants of 7,500 deferred stock units (“DSUs”) for his service on the Board. Each DSU represents a share of Common Stock into which that DSU will be converted upon the termination of the recipient’s service at ICG. Those DSUs vest on the one-year anniversary of the date on which they were granted.

Each director may, so long as he is in compliance with ICG’s director equity ownership guidelines (as described in “Director Compensation–Director Equity Ownership Guidelines” below), elect to receive, in lieu of all or any portion of the annual service grant DSUs to which such director is entitled, an equal number of restricted shares of Common Stock (“Director Restricted Stock”). Those shares of Director Restricted Stock, like the DSUs they replace, vest on the first anniversary of their grant date. Unlike the DSUs, which a director must hold until his or her service on the Board is terminated, the shares of Director Restricted Stock become (subject to ICG’s policies and applicable securities laws) freely tradable shares of ICG Common Stock upon vesting. In 2012, a number of ICG’s non-management directors elected to receive shares of Director Restricted Stock in lieu of annual service grant DSUs. Those elections are reflected in the “Summary Director Compensation Table” and accompanying footnotes below.

Also, under the Director Compensation Plan, each non-management director who earns cash fees may elect to receive DSUs in lieu of all or a portion of those cash fees. Under that arrangement, each participating director would receive DSUs representing shares of Common Stock with a fair market value equal to the relevant cash fees (with fair market value determined by reference to the closing Common Stock price reported by NASDAQ on the date those cash fees otherwise would have been paid). DSUs received in lieu of cash fees are fully vested at the time they are granted and are settled in shares of Common Stock when the non-management director’s service on the Board is terminated. In 2012, a number of ICG’s non-management directors elected to receive DSUs in lieu of cash payments. Those elections are reflected in the Summary Director Compensation Table and accompanying footnotes below.

Benchmarking of and Changes to Director Compensation

The Nominating and Governance Committee is responsible for assessing ICG’s Board compensation program under the Director Compensation Plan relative to current market practices (this typically occurs once every four years) and, if appropriate, making changes to the program; prior to July 2011, the Compensation Committee was tasked with that responsibility. Historically, the Compensation Committee engaged Radford, an Aon Hewitt Consulting Company (a subsidiary of Aon Corporation) (“Radford”), to aid in that assessment. In connection with the Compensation Committee’s most recent assessment of ICG’s director compensation program, which occurred in late 2010, Radford reviewed and synthesized data from a variety of sources, including the following:

•	the Frederick Cook 2010 Director Compensation Study;

•	the National Association of Corporate Directors 2009-10 Director Compensation Report developed by Pearl Meyer & Partners;

•	a group of eight publicly-traded companies determined to be peers of ICG; and

•	Radford’s proprietary High Technology Board Compensation database.

Based on that data, Radford concluded that ICG’s overall director compensation package was generally below a competitive level (i.e., below the market 50th percentile level of competitive delivery) and recommended, among other things, increases in both cash and equity director compensation that were implemented as of January 1, 2011. Radford historically has advised that ICG target its director compensation package at between the 50th and 75th percentiles of the peer group, particularly in light of the fact that ICG typically does not increase its director compensation more frequently than once every four years.

Director Equity Ownership Guidelines

ICG believes that it is important for its directors to retain meaningful equity stakes in ICG so that the interests of ICG’s directors remain aligned with the interests of its stockholders interests over time. Accordingly, ICG maintains equity ownership guidelines for its non-management directors. Under the guidelines, each of ICG’s non-management directors is expected to acquire and, thereafter, continually hold ICG equity interests with a value of at least $180,000 (i.e., three times the amount of the annual retainer paid to non-management directors), with that value to be determined as follows:

•

for each director who was a member of the Board as of April 15, 2011 (i.e., all current directors other than Mr. Adelman), each share of Common Stock held by that director (including each share of restricted stock and each share of Common Stock underlying a DSU held by that director) will be valued at $13.37, the average Common Stock closing price for the 30 trading days immediately prior to April 15, 2011; and

•

for each director who became a member of the Board after April 15, 2011 (currently, Mr. Adelman), each share of Common Stock held by that director (including each share of restricted stock and each share of Common Stock underlying a DSU held by that director) will be valued at the average Common Stock closing price for the 30 trading days immediately prior to the date of that director’s election to the Board (which, for Mr. Adelman, is $12.21).

There is no mandatory period within which new directors must achieve initial compliance with the equity ownership guidelines. However, any non-management director who has not yet achieved and maintained compliance with the guidelines will not have the option of receiving shares of Director Restricted Stock in lieu of annual service grant DSUs. All of ICG’s current directors have achieved and maintained compliance with the equity ownership guidelines.

Summary Director Compensation Table

The following table sets forth information regarding the cash compensation paid to ICG’s non-management directors for the year ended December 31, 2012, as well as certain other compensation paid or accrued for the benefit of ICG’s directors for the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($) (1) (2)	Stock Awards ($) (3) (4)	Option/SAR Awards ($) (5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David J. Adelman	$21	$127,569	—	—	—	—	$127,590
David J. Berkman	$66,402	$85,098	—	—	—	—	$151,500
Thomas A. Decker	$42,277	$105,223	—	—	—	—	$147,500
David K. Downes	$101,400	$63,000	—	—	—	—	$164,400
Thomas P. Gerrity	$10	$153,590	—	—	—	—	$153,600
Michael J. Hagan	$51,462	$85,038	—	—	—	—	$136,500
Peter K. Miller	$20	$131,480	—	—	—	—	$131,500
Philip J. Ringo	$41,020	$103,980	—	—	—	—	$145,000

(1)	The amounts shown in this column exclude cash service fees in lieu of which the director elected to receive DSUs under ICG’s director deferred stock unit program; the value of those DSUs is included in the “Stock Awards” column.
(2)	The amounts shown in this column include cash amounts paid on January 2, 2013 in connection with service fees earned during 2012.
(3)	The amounts shown in this column include (a) 7,500 annual service grant DSUs issued to each of Messrs. Adelman, Berkman, Hagan and Miller and Dr. Gerrity and 3,750 annual service grant DSUs issued to Mr. Ringo, (b) 7,500 shares of Director Restricted Stock issued to each of Messrs. Decker and Downes and 3,750 shares of Director Restricted Stock issued to Mr. Ringo at his election in lieu of all or a portion of his annual service grant DSUs and (c) DSUs issued to the applicable director at his election in lieu of a portion of his cash service fees under ICG’s director deferred stock unit program (including DSUs issued on January 2, 2013 in lieu of cash service fees earned during 2012). The DSUs issued in lieu of cash service fees were issued at the fair market value of ICG’s Common Stock at the time the deferred service fees would otherwise be paid.

Giving effect to the DSUs issued on January 2, 2013 for services performed during 2012, the following numbers of DSUs were held by ICG’s non-management directors as of December 31, 2012: (a) 17,483 (9,983 of which were vested) were held by Mr. Adelman, (b) 91,145 (83,645 of which were vested) were held by Mr. Berkman, (c) 64,651 (all of which were vested) were held by Mr. Decker, (d) 67,598 (all of which were vested) were held by Mr. Downes, (d) 96,118 (88,618 of which were vested) were held by Dr. Gerrity, (e) 37,410 (29,910 of which were vested) were held by Mr. Hagan, (f) 21,768 (14,268 of which were vested) were held by Mr. Miller and (g) 93,038 (89,288 of which were vested) were held by Mr. Ringo. Additionally, as of December 31, 2012, each of Mr. Decker and Mr. Downes held 7,500 shares of Director Restricted Stock, and Mr. Ringo held 3,750 shares of Director Restricted Stock; none of those shares were vested as of December 31, 2012.

(4)	The amounts shown in this column reflect the grant date fair values of the DSUs and/or Director Restricted Stock granted to non-management directors, as calculated in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718. The grant date fair value of the annual service DSUs or Director Restricted Stock granted to each non-management director on March 2, 2012 was $63,000, and the grant date fair values of the DSUs granted to non-management directors in lieu of service fees earned during 2012 were as follows:

Name	Date of Grant	Grant Date Fair Market Value
David J. Adelman	4/2/12	$14,992
	7/2/12	$15,340
	10/1/12	$17,120
	1/2/13	$17,117
David J. Berkman	4/2/12	$5,523
	7/2/12	$5,531
	10/1/12	$5,522
	1/2/13	$5,522
Thomas A. Decker	4/2/12	$10,557
	7/2/12	$10,561
	10/1/12	$10,552
	1/2/13	$10,553
Michael J. Hagan	4/2/12	$5,504
	7/2/12	$5,512
	10/1/12	$5,511
	1/2/13	$5,511
Peter K. Miller	4/2/12	$17,122
	7/2/12	$17,122
	10/1/12	$17,120
	1/2/13	$17,117
Philip J. Ringo	4/2/12	$10,243
	7/2/12	$10,245
	10/1/12	$10,242
	1/2/13	$10,249

(5)	ICG did not grant any options or SARs to its directors in 2012. As of December 31, 2012, 25,000 SARs were held by each of Messrs. Adelman, Hagan and Miller; at that time, (i) 6,250 of Mr. Adelman’s SARs were vested, (ii) all of Mr. Hagan’s SARs were vested, and (iii) 12,500 of Mr. Miller’s SARs were vested. There were no options to purchase Common Stock held by ICG’s non-management directors as of December 31, 2012.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANT

(ITEM 2)

The Audit Committee has selected KPMG LLP as the independent registered public accountant to audit ICG’s consolidated financial statements for 2013 and the effectiveness of ICG’s internal control over financial reporting as of December 31, 2013. Although action by ICG’s stockholders on that matter is not required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of the committee’s selection in light of the role played by the independent registered public accountant in reporting on ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting. Ratification of KPMG LLP as the independent registered public accountant requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. If its appointment is not ratified by ICG’s stockholders, the Audit Committee may reconsider its selection.

One or more representatives of KPMG LLP are expected to attend the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

During 2011 and 2012, ICG paid the following amounts to KPMG LLP:

Type of Fees	2011	2012
Audit Fees (1)	$760,088	$760,662
Audit-Related Fees	$—	$—
Tax Fees (2)	$105,690	$96,860
All Other Fees	$—	$—

(1)	These fees include amounts billed by KPMG LLP for similar services to ICG’s majority-owned subsidiaries and amounts for the audit of the effectiveness of ICG’s internal control over financial reporting.
(2)	These fees were for tax compliance and consulting services rendered to ICG and its majority-owned subsidiaries.

The Audit Committee believes that KPMG LLP’s provision of non-audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval of Services

The Audit Committee’s policy is to pre-approve the engagement of accountants to render all audit and tax-related services for ICG, as well as any changes to the terms of the engagement. The Audit Committee will also pre-approve all non-audit related services proposed to be provided by ICG’s independent registered public accountant. The Audit Committee reviews the terms of the engagement, a description of the engagement and a budget for the engagement. Requests for services, which must be specific as to the particular services to be provided, are aggregated and submitted to the Audit Committee to be approved either at a meeting of the Audit Committee, through a written consent of the Audit Committee or by a designated member of the Audit Committee. The Audit Committee pre-approved 100% of the total 2012 services provided by KPMG LLP, ICG’s independent registered public accountant.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that ICG specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees ICG’s financial reporting process on behalf of the Board. Management of ICG is responsible for ICG’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. ICG’s independent registered public accountant is responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, as well as an opinion on the effectiveness of ICG’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review those processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee selects the independent registered public accountant to be retained to audit ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting, and, once retained, the independent registered public accountant reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accountant with respect to the consolidated financial statements, financial records and financial controls of ICG and makes recommendations to the Board as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accountant. The Audit Committee is composed of at least three directors who are “independent,” as that term is defined by applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee’s charter is posted on ICG’s website at www.icg.com/investors/corporate-governance/.

The Audit Committee met with management periodically during 2012 to consider the adequacy of ICG’s internal controls and discussed those matters with ICG’s independent registered public accountant, KPMG LLP. The Audit Committee also discussed with senior management ICG’s disclosure controls and procedures and the certifications by ICG’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002, as amended, for certain of ICG’s filings with the SEC.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in ICG’s 2012 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the consolidated financial statements. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting with ICG’s management.

The Audit Committee reviewed with the independent registered public accountant, who is responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of ICG’s accounting principles, as well as an opinion on the effectiveness of ICG’s internal control over financial reporting. The Audit Committee discussed with ICG’s independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and a letter from ICG’s independent registered public accountant with respect to ICG required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accountant the compatibility of non-audit services with the independent registered public accountant’s independence.

The Audit Committee discussed with ICG’s independent registered public accountant the overall scope and plans for its 2012 audit. The Audit Committee met with the independent registered public accountant, with and without ICG’s management present, to discuss the results of its audit, its evaluation of the effectiveness of ICG’s internal controls and the overall quality of ICG’s financial reporting. The Audit Committee also made itself available to meet separately with ICG’s General Counsel.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that ICG’s audited consolidated financial statements be included in the Annual Report for the year ended December 31, 2012 that was filed with the SEC.

The Audit Committee has selected the firm of KPMG LLP as independent registered public accountant to audit and report upon ICG’s consolidated financial statements for 2013 and the effectiveness of ICG’s internal control over financial reporting as of December 31, 2013. In making that selection, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining its independence.

AUDIT COMMITTEE David K. Downes, Chairman
Thomas A. Decker Michael J. Hagan Philip J. Ringo

APPROVAL OF AMENDMENT AND RESTATEMENT

OF EQUITY COMPENSATION PLAN

(ITEM 3)

At the Annual Meeting, ICG’s stockholders will be asked to approve an amendment and restatement of the ICG Group, Inc. Third Amended and Restated 2005 Omnibus Equity Compensation Plan (the “Omnibus Equity Plan”) (and the Omnibus Equity Plan itself, as so amended and restated) in order to:

•	increase the number of authorized shares of ICG Common Stock issuable under the Omnibus Equity Plan by 2,000,000 shares;

•	add annual recurring revenue and annual contract value (ACV) as criteria that may be used for objective performance goals under the Omnibus Equity Plan;

•	extend the date on which the Omnibus Equity Plan expires to ten years following the effective date of the amendment and restatement (i.e., to June 21, 2023); and

•

enable (1) compensation attributable to grants under the Omnibus Equity Plan to continue to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) incentive stock options (ISOs) under the Omnibus Equity Plan to meet the requirements of the Code (see “Federal Income Tax Consequences” below).

Subject to the pending stockholder approval, based on the recommendation of the Compensation Committee, the Board adopted the proposed amendment and restatement of the Omnibus Equity Plan on April 12, 2013.

Like many companies, ICG believes that in order to successfully attract, retain and motivate exceptional managers, employees, non-management directors and consultants, it must continue to offer a competitive equity incentive program. In addition, ICG’s business strategy calls for the company to employ an increasing amount of discipline in preserving its cash resources. To that end, the Compensation Committee has decided in 2013 to begin paying a portion of ICG’s annual performance plan bonuses, which have traditionally been paid entirely in cash, in the form of performance-based restricted Common Stock, as described further in “Compensation Discussion and Analysis–Bonuses” below.

The Omnibus Equity Plan, which was originally approved by ICG’s stockholders in June 2005, authorized ICG to issue up to 5,000,000 shares of Common Stock under the plan, subject to adjustment upon certain changes in ICG’s capital structure; in June 2009, ICG’s stockholders approved an amendment to the Omnibus Equity Plan that increased the number of shares issuable under the plan by 2,600,000 (i.e., to 7,600,000 shares). As of April 12, 2013, the date that the Board adopted the proposed amendment to the Omnibus Equity Plan, only 265,909 shares of Common Stock remained available for issuance under the Company’s equity incentive program; all of those shares are issuable under the Omnibus Equity Plan. In addition, the Omnibus Equity Plan is set to expire by its own terms in June 2015.

Taking into account ICG’s equity compensation needs over the coming years, as well as the dilutive effect that future equity compensation awards would have on ICG’s stockholders, the Compensation Committee decided that it was in ICG’s and its stockholders’ best interests to extend the term of, and increase the number of shares of Common Stock issuable under, the Omnibus Equity Plan. The committee also reviewed peer benchmarking data and sought the advice of Radford, ICG’s compensation consultant, based on Radford’s understanding of prevailing current market practices, in determining the appropriate size of the proposed share increase. In light of the benchmarking data and Radford’s recommendation, the Compensation Committee determined that it would be appropriate to request an increase of 2,000,000 shares under the Omnibus Equity Plan, which would result in an overhang of approximately 20% at ICG.

Based on the Compensation Committee’s recommendation, the Board adopted, subject to stockholder approval, an amendment and restatement of the Omnibus Equity Plan to increase the number of shares of Common Stock reserved under the Omnibus Equity Plan by 2,000,000 shares and to extend the term of the Omnibus Equity Plan for ten years from the effective date of amendment (i.e., to

June 21, 2023). The proposed amendment, as adopted by the Board, also includes the addition of annual recurring revenue and ACV as criteria that may be used as a basis for objective performance goals under the Omnibus Equity Plan. Because annual recurring revenue and annual contract value are metrics that ICG’s management increasingly uses in evaluating the performance of its companies, the Compensation Committee determined, in line with its “pay for performance” philosophy, that it would like the flexibility to be able to use those metrics in setting performance goals with respect to future performance-based equity awards under the Omnibus Equity Plan. Finally, in connection with the proposed amendment, ICG’s stockholders are being asked to approve the entire Omnibus Equity Plan, as amended and restated, to satisfy periodic stockholder approval requirements under the Code so that (1) compensation attributable to grants under the Omnibus Equity Plan continue to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Code and (2) ISOs under the Omnibus Equity Plan to meet the requirements of the Code.

The material terms of the Omnibus Equity Plan are summarized below. A copy of the full text of the Omnibus Equity Plan, as it is proposed to be amended and restated, is attached to this proxy statement as Appendix A. The following summary of the Omnibus Equity Plan is not intended to be a complete description of the Omnibus Equity Plan and is qualified in its entirety by the actual text of the Omnibus Equity Plan to which reference is made.

Summary of the Omnibus Equity Plan

General. The Omnibus Equity Plan was originally adopted by the Board in April 2005 and approved by ICG’s stockholders in June 2005. The Omnibus Equity Plan was subsequently amended (1) in 2007 to revise the definition of “fair market value” for then-future grants of equity awards, (2) in 2009 to increase the number of shares of Common Stock reserved under the Omnibus Equity Plan from 5,000,000 shares to 7,600,000 shares and (3) in 2010 to set minimum restriction periods with respect to certain equity awards with performance-based or time-based vesting and to place certain restrictions on ICG’s ability to accelerate the vesting of certain equity awards.

If approved by ICG’s stockholders at the Annual Meeting, the amendment and restatement of the Omnibus Equity Plan will become effective on June 21, 2013. The Omnibus Equity Plan provides for the issuance of equity grants in the following forms, as described more fully below:

•	incentive stock options;

•	nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as “options”);

•	SARs;

•	stock units, such as DSUs;

•	performance shares;

•	stock awards;

•	dividend equivalents; and

•	other stock-based awards.

Assuming stockholder approval of the proposed amendment, the Omnibus Equity Plan will authorize up to 9,600,000 shares of ICG Common Stock for issuance, subject to adjustment in certain circumstances as described below. As of April 12, 2013, the date the proposed amendment was adopted by the Board, options to purchase 250 shares of Common Stock, SARs representing 4,211,626 shares of Common Stock, 29,250 DSUs, and restricted stock awards representing 1,301,530 shares of Common Stock were outstanding under the Omnibus Equity Plan. The outstanding options had a weighted average exercise price of $4.30 per share, and the outstanding SARs had a weighted average base amount of $7.81 per share. As of April 12, 2013, 265,909 shares of Common Stock remained available for issuance under the Omnibus Equity Plan.

If and to the extent options and SARs granted under the Omnibus Equity Plan terminate or expire or are cancelled, forfeited, exchanged or surrendered without being exercised, or if any stock awards, stock units, performance shares, dividend equivalents or other stock-based awards are forfeited or terminated, or are otherwise not paid in full, the shares of Common Stock subject to those grants would become available for grant again for purposes of the Omnibus Equity Plan. In addition, if any shares of Common Stock are surrendered to pay the exercise price of an option or withheld for purposes of satisfying ICG’s minimum tax withholding obligations with respect to a grant, those shares would again become available for grant under the Omnibus Equity Plan.

The Omnibus Equity Plan provides that the maximum aggregate number of shares of Common Stock that may be granted, other than through dividend equivalents, to any individual during any calendar year is 1,000,000 shares, subject to adjustment as described below. Grantees may not accrue dividend equivalents during any calendar year under the Omnibus Equity Plan in excess of $1 million.

Administration. The Omnibus Equity Plan is administered and interpreted by the Compensation Committee. The Compensation Committee has the authority to:

•	determine the individuals to whom grants will be made under the Omnibus Equity Plan;

•	determine the type, size and terms of grants under the Omnibus Equity Plan, subject to the limitations described below;

•

determine the time when grants under the Omnibus Equity Plan will be made and, subject to the limitations described below, the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability;

•	amend the terms of any previously issued grant under the Omnibus Equity Plan, subject to the limitations described below;

•	adopt guidelines separate from the Omnibus Equity Plan that set forth the specific terms and conditions for grants under the Omnibus Equity Plan; and

•	deal with any other matters arising under the Omnibus Equity Plan.

The determinations of the Compensation Committee are made in its sole discretion and are final, binding and conclusive. The Compensation Committee presently consists of Messrs. Berkman, Decker and Downes and Dr. Gerrity, each of whom is a non-management director of ICG and each of whom the Board has determined is “independent,” as such term is defined in the applicable NASDAQ rules. The Board may ratify or approve any grants under the Omnibus Equity Plan and also has the authority to administer the Omnibus Equity Plan.

Notwithstanding the broad authority given to the Compensation Committee and the Board in setting the terms of equity grants, (1) vesting of stock units, performance shares and stock awards granted after June 17, 2009 are or will be subject to a minimum restriction period of one year, and any such grants with time-based vesting are or will be subject to a minimum aggregate restriction period of three years (with ratable vesting over such three-year period permitted) and (2) the Compensation Committee’s authority to accelerate the time at which any restrictions may lapse on equity awards granted under the Omnibus Equity Plan after June 17, 2009 is limited to cases of death, disability or retirement of the recipient or a merger, consolidation, sale, reorganization, recapitalization, or a change in control of ICG. The restrictions described in (1) and (2) need not apply to grants after June 17, 2009 of up to 5% of the shares then-authorized under the Omnibus Equity Plan (i.e., 5% for each restriction).

Eligibility for Participation. All of the employees, officers, directors and consultants of ICG and its subsidiaries in which ICG has a greater than 50% economic or voting interest (“Subsidiaries”), as well as individuals who have accepted employment with ICG or a Subsidiary, are eligible for grants under the Omnibus Equity Plan. As of April 12, 2013, the date that the proposed amendment was adopted by the Board, approximately 1,100 employees and 16 non-management directors were eligible to receive grants under the Omnibus Equity Plan.

Types of Awards. The Omnibus Equity Plan provides for the issuance of equity grants in the following forms:

Stock Options

The Compensation Committee may grant (1) options intended to qualify as ISOs within the meaning of Section 422 of the Code, (2) so-called “nonqualified stock options” that are not intended to so qualify (NQSOs) or (3) any combination of ISOs and NQSOs. Anyone eligible to participate in the Omnibus Equity Plan may receive a grant of NQSOs. Only employees of ICG and certain of its Subsidiaries may receive a grant of ISOs.

The Compensation Committee determines the exercise price per share for options on the date of the relevant grant. The exercise price of any NQSO granted under the Omnibus Equity Plan may be equal to, less than or greater than the fair market value of the underlying shares of Common Stock on the date of the relevant grant. The exercise price of any ISO granted under the Omnibus Equity Plan may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of outstanding stock of ICG, then the exercise price per share of an ISO granted to such person may not be less than 110% of the fair market value of a share of Common Stock on the date of the relevant grant. To the extent that the aggregate fair market value (determined on the date of the relevant grant) of the shares of Common Stock underlying any grantee’s ISOs that become exercisable for the first time during any calendar year exceeds $100,000, those ISOs will be treated as NQSOs.

The Compensation Committee determines the term of each option. However, the term of an option may not extend more than ten years from the date of grant, and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of ICG, then the term of any of such person’s options may not extend more than five years from the date of grant. The vesting period for options commences on the date of the relevant grant and ends on a date determined by the Compensation Committee and specified in the relevant grant instrument. Options may be exercised while the grantee is employed by or providing service to ICG or a Subsidiary, or within a specified period of time after termination of such employment or service. A grantee may exercise an option by delivering notice of exercise to ICG or its designated agent. The grantee will pay the exercise price and any withholding taxes for the option:

•	in cash or by check;

•

with the approval of the Compensation Committee, (a) by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or (b) through attestation to ownership of such shares;

•	in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise; or

•	by such other method as the Compensation Committee may approve, to the extent permitted by applicable law.

SARs

The Compensation Committee may grant SARs to anyone eligible to participate in the Omnibus Equity Plan. Upon the exercise of a SAR, the relevant grantee will receive payment in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the base amount set forth in the grant instrument; that payment will be in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee. The Compensation Committee will determine the period when SARs vest and become exercisable, the base amount for SARs, and whether SARs will be granted in connection with, or independently of, any options. SARs may be exercised while the grantee is employed by or providing service to ICG or a Subsidiary, or within a specified period of time after termination of such employment or service.

Stock Units

The Compensation Committee may grant stock units, such as DSUs, to anyone eligible to participate in the Omnibus Equity Plan. Each stock unit provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share of Common Stock at a future date. The Compensation Committee determines the number of stock units to be granted, whether stock units will become payable if specified performance goals or other conditions are met, and the other terms and conditions applicable to the stock units. Vesting of stock units granted after June 17, 2009 are or will be subject to a minimum restriction period of one year, and any such stock units with time-based vesting are or will be subject to a minimum aggregate restriction period of three years (with ratable vesting over such three-year period permitted), provided that the minimum restriction periods need not apply to grants of stock units, performance shares or stock awards after June 17, 2009 representing up to 5% of the shares then-authorized under the Omnibus Equity Plan. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Compensation Committee. If a stock unit becomes distributable it will be paid to the grantee in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee.

Performance Shares

The Compensation Committee may grant performance shares to anyone eligible to participate in the Omnibus Equity Plan. Each performance share provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share Common Stock if specified performance goals are met. The Compensation Committee determines the number of performance shares that will be granted, the performance goals, the target amount that will be paid, and the other terms and conditions applicable to the performance shares. Vesting of performance shares granted after June 17, 2009 are or will be subject to a minimum restriction period of one year, and any such performance shares with time-based vesting are or will be subject to a minimum aggregate restriction period of three years (with ratable vesting over such three-year period permitted), provided that the minimum restriction periods need not apply to grants of stock units, performance shares or stock awards after June 17, 2009 representing up to 5% of the shares then-authorized under the Omnibus Equity Plan. Payments with respect to performance shares may be made in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee.

Stock Awards

The Compensation Committee may grant stock awards to anyone eligible to participate in the Omnibus Equity Plan. The Compensation Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Compensation Committee will, subject to the restrictions outlined below, determine whether they will lapse over a period of time or in accordance with other criteria as determined by the Compensation Committee. The Compensation Committee determines the number of shares of Common Stock subject to the grant of stock awards, as well as the other terms and conditions of the grant. Unless the Compensation Committee determines otherwise, grantees have the right to vote shares of Common Stock and to receive dividends or other distributions paid on such shares during the restriction period. The Compensation Committee may make a grantee’s entitlement to dividends or other distributions with respect to stock awards subject to the achievement of performance goals or other conditions. Vesting of stock awards granted after June 17, 2009 are or will be subject to a minimum restriction period of one year, and any such stock awards with time-based vesting are or will be subject to a minimum aggregate restriction period of three years (with ratable vesting over such three-year period permitted), provided that the minimum restriction periods need not apply to grants of stock units, performance shares or stock awards after June 17, 2009 representing up to 5% of the shares then-authorized under the Omnibus Equity Plan.

Dividend Equivalents

The Compensation Committee may grant dividend equivalents to anyone eligible to participate in the Omnibus Equity Plan. Each dividend equivalent award represents the right to receive value equal to any dividend(s) paid in respect of the shares of ICG Common Stock underlying that dividend equivalent award. Dividend equivalents may be granted in connection with any grants under the Omnibus Equity Plan and are payable in cash, shares of Common Stock or other property and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents are determined by the Compensation Committee.

Other Stock-Based Awards

The Compensation Committee may grant other types of stock-based awards that would not otherwise constitute options, SARs, stock units, performance shares, stock awards and dividend equivalents. The Compensation Committee may grant other stock-based awards to anyone eligible to participate in the Omnibus Equity Plan. Those grants will be cash-based or based on or measured by shares of Common Stock and will be payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. The terms and conditions of those grants will be determined by the Compensation Committee.

Qualified-Performance Compensation. The Omnibus Equity Plan permits the Compensation Committee to impose and specify objective performance goals that must be met with respect to grants of stock units, performance shares, stock awards, dividend equivalents and other stock-based awards to employees. The Compensation Committee will determine the performance periods for the relevant performance goals. Forfeiture of all or part of any grant conditioned on performance goals will occur if the relevant performance goals are not met, as determined by the Compensation Committee. Prior to, or soon after the beginning of, the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods and the amounts to be paid if the performance goals are met, as well as any other conditions.

Performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, may be based on one or more of the following measures: Common Stock price, earnings per share of Common Stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, share volume, sales, market share, change in net asset value, EBIT, EBITDA, cash flow, backlog or deferred revenue, strategic business criteria, meeting specified revenue targets, market penetration, geographic business expansion, cost targets, goals relating to acquisitions or divestitures and, assuming approval of the proposed amendment, annual recurring revenue and ACV. The foregoing measures may be based on the employee’s business unit or the performance of ICG, one or more of ICG’s companies, or a combination thereof.

Deferrals. The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the grantee in connection with a grant under the Omnibus Equity Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

Adjustment Provisions. If there is any change in the number or kind of shares of Common Stock by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization or consolidation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding shares of Common Stock as a class without ICG’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spin-off or ICG’s payment of an extraordinary dividend or distribution (each, an “Adjustment Event”), the number of shares of Common Stock available for grants, the limit on the number of shares of Common Stock that any individual may receive pursuant to grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued or transferred under the Omnibus Equity Plan, and the price per share or the applicable market value of those grants will be appropriately adjusted to reflect any increase or decrease in the number or kind of issued shares of Common Stock in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under those grants.

Change of Control. If a change of control occurs whereby ICG is not the surviving entity (or survives only as a subsidiary of another entity), unless the Compensation Committee determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options and rights from, the surviving entity (or a parent or subsidiary of the surviving entity), and other grants that remain outstanding will be converted to similar grants of such surviving entity (or a parent or subsidiary of the surviving entity).

In the event of a change of control, the Compensation Committee may, with respect to outstanding grants:

•	provide that all or any portion of options and SARs will automatically accelerate and become fully exercisable;

•	provide that all or any portion of the restrictions and conditions on all stock awards will immediately lapse;

•

provide that grantees holding performance shares will receive payment, in whole or in part, in settlement of such performance shares based on each such grantee’s respective target payment for the performance period and portion of the performance period that precedes the change of control;

•	determine that stock units will become payable, in whole or in part, in cash or shares of Common Stock in an amount not less than their target amount;

•	provide that dividend equivalents and other stock-based awards will become fully payable, in whole or in part, in cash, shares of Common Stock or other property;

•

require that grantees surrender their options and SARs in exchange for payment by ICG, in cash, shares of Common Stock or other property (as determined by the Compensation Committee), in an amount equal to the amount by which the then-fair market value of the shares of Common Stock underlying the grantee’s unexercised options and SARs exceeds the respective exercise prices of the options or the respective base amounts of the SARs, as applicable;

•	after giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as it determines appropriate; or

•

declare that grantees holding stock units, performance shares, dividend equivalents or other stock-based awards will receive payment in settlement of such awards in such amount and form as it may determine.

Foreign Grantees. If any individual who receives a grant under the Omnibus Equity Plan is subject to taxation in countries other than the United States, the Compensation Committee may make grants to such individuals on such terms and conditions as the Compensation Committee determines appropriate to comply with the laws of the applicable countries.

Repricing of Options. The Omnibus Equity Plan includes a restriction providing that, without the prior approval of ICG’s stockholders, no grant may be repriced, replaced, regranted through cancellation or modified, if the effect would be to reduce the exercise price for the shares underlying such grant. However, that restriction does not apply to any adjustments to an outstanding grant that are done in accordance with the adjustment provisions of the Omnibus Equity Plan, which provide for automatic repricing if an Adjustment Event occurs. In addition, the Omnibus Equity Plan precludes the Compensation Committee from cancelling an outstanding grant that is underwater for the purpose of making a replacement grant of a different type.

Amendment and Termination of the Omnibus Equity Plan. The Board may amend or terminate the Omnibus Equity Plan at any time, subject to any stockholder approval(s) required under any applicable laws or stock exchange requirements. Assuming approval of the proposed amendment, no grants may be made under the Omnibus Equity Plan after June 21, 2023.

Omnibus Equity Plan Benefits

The amount and timing of awards granted under the Omnibus Equity Plan are determined in the sole discretion of the Compensation Committee and therefore cannot be determined in advance. The future awards that would be received under the Omnibus Equity Plan by executive officers and other individuals are discretionary and are therefore not determinable at this time.

Federal Income Tax Consequences

The Federal income tax consequences arising with respect to awards granted under the Omnibus Equity Plan will depend on the type of the relevant award. The following discussion provides only a general description of the application of federal income tax laws to certain awards under the Omnibus Equity Plan. The discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Omnibus Equity Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The discussion does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual shares of Common Stock. Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of Common Stock are sold. ICG, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and ICG will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to those general rules may arise under the following circumstances:

•

if shares of Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment, service or performance-related condition, ordinary income taxation and ICG’s tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture);

•

if an employee is granted an option that qualifies as an ISO, no ordinary income will be recognized, and ICG will not be entitled to any tax deduction, if shares of Common Stock acquired upon exercise of such option are held longer than the greater of (a) one year from the date of exercise and (b) two years from the date of grant;

•

ICG will not be entitled to a tax deduction for compensation attributable to awards granted to one of its named executive officers, if and to the extent (a) such compensation does not qualify as “performance-based” compensation under Section 162(m) of the Code and (b) such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1 million; and

•

an award may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or Common Stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code (as such may be amended from time to time, “Section 409A”) and the requirements of Section 409A are not satisfied.

Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer or certain of its other executive officers in excess of $1 million in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the corporation that pays it. ICG intends that options and SARs granted at the fair market value of the Common Stock on the date of grant will qualify as performance-based compensation. Stock units, performance shares, stock awards, dividend equivalents and other stock-based awards granted under the Omnibus Equity Plan will qualify as “performance-based compensation” only when the Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code. The Compensation Committee believes that it is in the best interests of ICG and its stockholders that ICG retain the flexibility to enter into compensation plans, agreements and other arrangements that may result in non-deductible compensation expenses. Accordingly, the committee reserves the right to grant awards that are not fully deductible as compensation expenses.

The Omnibus Equity Plan provides that ICG has the right to require the grantee of any award under the Omnibus Equity Plan to pay to ICG an amount necessary for ICG to satisfy its federal, state or local tax withholding obligations with respect to the grant; ICG may withhold from other amounts payable to such individual an amount necessary to satisfy those obligations. The Compensation Committee may permit a grantee to satisfy ICG’s withholding obligations by having shares acquired pursuant to the grant withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities. The Omnibus Equity Plan also provides that the Compensation Committee may permit a grantee to satisfy ICG’s withholding obligation that exceeds the minimum applicable withholding tax rate by transferring to ICG previously acquired shares of Common Stock.

Required Vote

The Board has directed that the proposal to approve the amendment and restatement of the Omnibus Equity Plan (and the Omnibus Equity Plan, as so amended and restated) be submitted to the Company’s stockholders for their approval at the Annual Meeting. The proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy that are entitled to be voted at the Annual Meeting.

The Board of Directors recommends that ICG’s stockholders vote FOR approval of an amendment and restatement of the Omnibus Equity Plan (and of the Omnibus Equity Plan, as so amended and restated) to (1) increase the number of authorized shares of ICG Common Stock issuable under the Omnibus Equity Plan by 2,000,000 shares, (2) add annual recurring revenue and ACV as criteria that may be used for objective performance goals under the Omnibus Equity Plan, (3) extend the date on which the plan expires to June 21, 2023 and (4) enable the Omnibus Equity Plan to continue to meet certain requirements under Sections 162(m) and 422 of the Code.

Equity Compensation Plan Information

The following table sets forth information regarding the status of ICG’s equity compensation plans as of December 31, 2012:

Plan Category/Name	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise/base price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding options, warrants and rights)
Equity compensation plans approved by security holders:
Third Amended and Restated 2005 Omnibus Equity Compensation Plan	4,338,500	$7.80	365,208
Equity compensation plans not approved by security holders:
LGO Corporation 2001 Equity Compensation Plan (2)	1,500	$7.34	—

Total	4,340,000	$7.80	365,208

(1)	The amounts shown in this column exclude the 1,217,463 shares of restricted Common Stock that were unvested as of December 31, 2012 (they vest between 2013 and 2016) and the 41,250 DSUs that were unvested as of December 31, 2012 (they vested on March 1, 2013).
(2)	On September 4, 2011, the LGO Corporation 2001 Equity Compensation Plan (the “LGO Plan”) expired by its own terms and was terminated. As a result of this termination, ICG may no longer issue any equity securities under the LGO Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of ICG has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
David J. Berkman, Chairman
Thomas A. Decker
David K. Downes
Thomas P. Gerrity

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This “Compensation Discussion and Analysis” section (this “CD&A”) summarizes in detail each element of compensation that ICG pays to, awards to, or accrues for the benefit of, its executive officers. It also describes the philosophy and objectives underlying ICG’s executive compensation policies and explains the significant compensation decisions that ICG made during 2012. This CD&A is intended to provide a context for the data that is presented in the compensation tables contained in “Executive Compensation” below, as well as the footnotes and narratives that accompany those tables.

This CD&A contains statements regarding individual and company performance targets and goals. Those targets and goals are disclosed in the limited context of ICG’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. ICG specifically cautions investors not to apply these statements to other contexts.

ICG made significant strides in 2012, both strategically and operationally. During the year, ICG completed, or made great progress towards completing, a number of strategic initiatives that both the Board and ICG’s management team believes are important to the company’s long-term strategy, including the following:

•	the acquisition of an approximately 96% equity stake in MSDSonline Holdings, Inc. (“MSDSonline”), a cloud-based safety and compliance company with a strong recurring revenue base;

•	the acquisition of additional shares of Procurian Inc. (“Procurian”) through a tender offer that increased ICG’s equity ownership stake in its most significant company to approximately 85%;

•

the development and execution of a number of Procurian-specific strategic initiatives, including a re-branding campaign, the acquisitions of Media IQ, LLC and Utilities Analyses, Inc., and a global expansion plan;

•

the acquisition of additional equity interests in SeaPass Solutions, Inc. (currently BOLT Solutions Inc.) (“SeaPass-Bolt”), a cloud-based insurance business with a recurring revenue business model, that increased ICG’s stake in the company to a majority position; and

•

the sales of Channel Intelligence, Inc. (“Channel Intelligence”) to Google Inc. (“Google”) and Investor Force Holdings, Inc. (“InvestorForce”) to MSCI Inc. (“MSCI”), which were consummated in early 2013 and which generated a total of approximately $81 million of cash for ICG.

As previously disclosed, ICG had, in recent years, adopted and worked to implement a shift in its business strategy, which called for ICG to devote an increasing proportion of its capital and other resources towards (and to hold an increasing portion of its assets in the form of) majority-owned companies. The intent of the strategy was to provide ICG with some of the benefits enjoyed by traditional operating companies, such as (1) increased transparency for investors and prospective investors with respect to the collective financial performance of ICG’s companies, (2) increased control by ICG over the operations and strategic decisions of its companies and (3) increased access for ICG to the cash of its companies. As its strategy evolved, ICG recognized the importance of having its majority-owned companies as a group consistently meet publicly-announced consolidated revenue and earnings guidance. Following the consummation of the Channel Intelligence and InvestorForce transactions in early 2013, ICG holds controlling majority equity stakes in four recurring revenue businesses that it believes will, over the long term, generate sustained, meaningful returns for its stockholders through consistent revenue and earnings growth. In addition, with its newly-fortified balance sheet, ICG has increased its ability to continue to drive growth at those majority-owned companies through, among other things, investment in research and development, sales, marketing and, where appropriate, acquisitions.

In 2012, ICG’s operating performance was very strong. Based in part on the MSDSonline acquisition and better-than-expected operational performance at its companies, ICG increased its publicly-announced revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) guidance twice during the year, and the company performed (1) above the increased revenue guidance range and (2) within the increased EBITDA guidance range. The strong operating performance at ICG’s companies, coupled with a favorable investor reception to many of the strategic initiatives noted above, contributed to an increase in the price of ICG’s Common Stock from $7.72 at the end of 2011 to $11.43 at the end of 2012.

Consistent with the Compensation Committee’s “pay for performance” philosophy, the strategic and operational accomplishments of ICG and its companies in 2012 were reflected in ICG’s executive compensation, which is closely aligned with the performance of ICG’s stock and the financial performance of ICG and its companies. Total cash compensation for ICG’s executive officers for 2012 was higher than it was for 2011, as the payout of annual cash bonuses for the executive officers for 2012 increased sharply from the payout that those executive officers received for 2011. In addition, the increase in ICG’s stock price during 2012 caused a corresponding increase in the overall value of the ICG equity awards held by the executive officers. The impact of ICG’s 2012 performance on its executive compensation is described further in this CD&A.

In furtherance of its “pay for performance” principle, and to further align the long-term interests of ICG’s executives and its stockholders, the Compensation Committee has decided to pay a portion of ICG’s executive officers’ 2013 annual bonuses (which were traditionally paid entirely in cash) in the form of performance-based restricted ICG Common Stock; the new bonus structure is described further in “Elements of ICG’s Compensation Program–Bonuses” below.

Consideration of “Say-on-Pay” Results

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), ICG’s stockholders were asked once again in 2012 to vote their support, on an advisory basis, for ICG’s executive officer compensation. The Compensation Committee considered the results of the so called “say-on-pay” vote, and, because the holders of approximately 87% of ICG’s Common Stock that was voted expressed support for ICG’s 2012 executive officer compensation, the committee did not implement any changes to ICG’s executive compensation program in connection with the “say-on-pay” vote.

ICG’s Compensation Objectives and Philosophy

Like most companies, ICG believes that its management team is one of its most valuable assets and that maintaining a strong pool of executive talent is critical to its sustained success. Accordingly, ICG’s executive compensation program is, as a basic matter, designed to attract, retain and motivate exceptional executives. ICG also recognizes the importance of having managers whose collective interests are aligned with the interests of ICG’s stockholders. ICG’s compensation program is designed to foster that alignment by tying executive compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term financial and strategic objectives.

Over the past several years, ICG’s executives have worked to refine and implement the company’s evolving business strategy, which has called for ICG to:

•	devote an increasing proportion of its financial capital and other resources towards (and hold an increasing portion of its assets in the form of) majority-owned companies; and

•	work to drive sustained, meaningful returns for its stockholders through consistent revenue and earnings growth at those companies.

ICG accomplished the first component of the strategy by:

•	selling a number of the minority interests it held in companies (e.g., ClickEquations, Inc., Metastorm Inc. and StarCite, Inc.);

•	increasing to majority positions the minority stakes it held in other companies (e.g., Channel Intelligence and SeaPass-Bolt); and

•	acquiring majority stakes in new companies (e.g., GovDelivery and MSDSonline).

The second component of the strategy, which ICG executed well against in 2012 and which will be the key focus of the company’s executive team for the foreseeable future, will involve the creation of stockholder value through consistent performance against publicly announced consolidated revenue and earnings guidance by its majority-owned businesses.

The Compensation Committee believes that driving performance against ICG’s ongoing financial and strategic objectives (whether those stated above or otherwise), as well as attracting and retaining executive talent (and aligning that talent with the company’s stockholders) can be best accomplished through a mix of cash, equity compensation and other long-term incentive-based compensation, which, in 2012, consisted primarily of:

•	annual salaries;

•	annual bonuses based upon the achievement of specific business goals; and

•	equity-based compensation.

In addition to those primary components, ICG provides compensation to executive officers through employment agreements and other compensation arrangements, such as the carried interest compensation program described in “Elements of ICG’s Compensation Program–Carried Interest Program” below. ICG has also adopted stock ownership requirements for its executive officers to further ensure that their interests are aligned with those of its stockholders. Those agreements, arrangements and requirements are described in this CD&A and elsewhere in this proxy statement.

In establishing executive compensation consistent with its “pay-for-performance” philosophy, the Compensation Committee believes it is important to place a substantial percentage of executive officers’ total compensation at risk, with significant upside potential for strong performance and downside exposure for underperformance or excessive risk-taking. The Compensation Committee believes that paying a significant portion of each executive’s compensation in the form of annual performance-based bonuses and equity-based compensation has been an effective tool in focusing executives on the creation of stockholder value. For example, in 2012, due in large part to ICG’s strong operating performance, the company’s Common Stock price increased from $7.72 at the end of 2011 to $11.43 at the end of 2012. The 2012 compensation of ICG’s executive officers, through a substantial increase in their annual cash bonuses and a significant increase in the value of the equity awards they held, closely reflected the 2012 increase in the price of ICG’s Common Stock. In 2013, the Compensation Committee is increasing the upside performance potential and downside performance risk for ICG’s executive officers by paying a portion of the executive officers’ annual bonuses (which were traditionally paid entirely in cash) in the form of performance-based restricted ICG Common Stock valued at the time of grant (i.e., near the beginning of the measurement period); the new bonus structure is described further in “Elements of ICG’s Compensation Program–Bonuses” below.

The Role of the Compensation Committee

The Board has delegated to the Compensation Committee primary responsibility for establishing, overseeing and directing ICG’s executive compensation program and policies, as well as administering ICG’s equity compensation plans. The Compensation Committee consists of four non-employee directors, each of whom satisfies NASDAQ’s independence standards. The Compensation Committee operates under a charter, which sets forth the responsibilities of the Compensation Committee. The charter is available on ICG’s website at www.icg.com/investors/corporate-governance/. The Compensation Committee meets as often as necessary and, in any event, at least two times per year to complete its assigned responsibilities. In 2012, the Compensation Committee met seven times.

The Compensation Committee periodically reviews and approves ICG’s ongoing compensation strategy. In accordance with SEC rules, the committee’s review includes an annual determination as to whether, in light of the risks relating to ICG’s attraction and retention of talent and the design of compensation programs and arrangements applicable to ICG’s executive officers and other employees, ICG’s then-current compensation policies are reasonably likely to have a material adverse effect on ICG. In March 2012 and April 2013, the Compensation Committee reviewed those risks and determined that ICG’s then-current compensation policies are not reasonably likely to have a material adverse effect on ICG. In making those determinations, the Compensation Committee noted a number of features of ICG’s compensation programs and arrangements that mitigate risk, including:

•	the mix of fixed and variable compensation opportunities;

•	the balance between annual and long-term performance-based compensation opportunities;

•	the performance objectives established for annual and long-term performance-based compensation; and

•	the additional controls and procedures in place to align the interests of ICG’s executives and its stockholders, including the company’s clawback policy and stock ownership guidelines.

Early in each year, the Compensation Committee establishes corporate goals and objectives in connection with ICG’s performance plan for the upcoming year. After the completion of the year, the Compensation Committee evaluates corporate performance in light of the year’s corporate goals and objectives and determines the extent to which those goals and objectives have been met and, accordingly, the payout (on a percentage basis) under the performance plan. In addition, the Compensation Committee reviews the total compensation package for each of ICG’s executive officers on an annual basis. The committee relies on tally sheets, which set forth an executive’s historical compensation and benefit information, outstanding equity awards and potential severance payments, in that review so that it can evaluate each executive officer’s compensation as a whole, as opposed to assessing each component of compensation individually. If the Compensation Committee determines that a change in the compensation of an executive officer is warranted, it approves, or recommends that the Board approve, that change in compensation.

The Role of the Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage independent advisors, such as compensation consultants, to elicit information, analysis and advice on matters related to executive compensation. The Compensation Committee is also authorized to approve the fees and other terms of engagements with compensation consultants and to terminate any such engagements in accordance with their respective terms. The Compensation Committee engages a compensation consultant in connection with its review of trends in management compensation and models of new compensation programs. The compensation consultant:

•	reports directly to the Compensation Committee;

•	periodically participates in the meetings of the Compensation Committee;

•	provides evaluations of the compensation offered by ICG’s peers; and

•	makes recommendations to the Compensation Committee regarding executive officer compensation.

The Compensation Committee has, from time to time over the past several years, engaged Radford, an independent compensation consultant, to provide consulting services in connection with ICG’s executive compensation. The committee’s engagements of Radford have been motivated generally by its desire to maintain an appropriately competitive compensation program. From time to time, Radford advises ICG’s management in connection with the structure and development of compensation programs to be proposed to the Compensation Committee and provides ICG’s management with benchmarking data in connection with the compensation of executives at ICG’s subsidiary companies. Radford does not provide any other services for ICG and does not provide any services for any of ICG’s executive officers or directors.

ICG engaged Radford in connection with the Compensation Committee’s most recent comprehensive review of marketplace and peer benchmarks relating to executive compensation, which occurred in late 2006 and early 2007. Radford conducted a detailed analysis and made recommendations regarding executive officer cash compensation and provided additional information and analysis relating to the equity grants of ICG’s peer groups. Radford conducted a similar review and provided similar analysis and recommendations regarding ICG’s director compensation in late 2010 and early 2011. Radford also provided the Compensation Committee with information, analysis and/or advice in connection with:

•	the equity compensation of ICG’s Chief Executive Officer and President in 2011;

•	the compensation of ICG’s Chief Financial Officer in late 2011 and early 2012;

•	the proposed increases in the number of shares available for issuance under the Omnibus Equity Plan in 2009 and 2013; and

•	the structure and implementation of ICG’s carried interest program in 2008.

The Role of Management and Other Employees

ICG’s Chief Executive Officer meets with the Compensation Committee and is responsible for evaluating the performance of ICG’s other executive officers and making recommendations to the Compensation Committee as to the kinds and amounts of compensation to be paid to those individuals based on their performance. Those recommendations are based in part on information provided by the compensation consultant and tally sheets for each executive officer that set forth the executive officer’s historical compensation and benefit information, outstanding equity awards and potential severance payments. ICG’s management is responsible for evaluating and setting the compensation of ICG’s non-executive employees. ICG management also recommends performance goals to the Compensation Committee based on ICG’s strategic initiatives and the financial plans of ICG’s companies.

ICG’s employees, particularly the members of its human resources and legal departments, support the Compensation Committee in its work. They do so by providing the committee with reports, tally sheets and other compensation data and analyses, answering the committee’s inquiries regarding compensation and preparing and revising documentation relating to ICG’s compensation plans, agreements and other arrangements.

Peer Analysis

The Compensation Committee uses peer benchmarking as a guideline in setting levels of executive compensation; it recognizes the importance of offering competitive compensation packages in order to attract and retain key executives. Peer companies are selected by the Compensation Committee with input from ICG management and ICG’s compensation consultant. Given ICG’s structure as a publicly-traded holding corporation that has interests in a number of different companies, the Compensation Committee has generally focused on the compensation packages offered by ICG’s public company peers and by private equity and venture capital firms of the type with which ICG has historically competed for talent with assets comparable to those held by ICG. In evaluating those compensation packages, the Compensation Committee relies on published market surveys and related analyses supplied by the compensation consultant, as well as the personal knowledge of ICG Board members who have experience with relevant compensation arrangements.

The Compensation Committee most recently performed a comprehensive peer benchmarking analysis in late 2006 and early 2007. In connection with that review, the Compensation Committee analyzed compensation data provided by Radford with respect to two separate peer groups:

•	a group of seven publicly traded companies, each of which, like ICG, holds interests in a number of different companies; and

•	a group of privately held companies of the type with which ICG has historically competed for talent.

The Compensation Committee considered the following public companies to be ICG peers due to the similarities between their respective holding company structures and ICG’s structure:

•	Allied Capital Corporation (currently held by Ares Capital Corporation);

•	American Capital, Ltd.;

•	Capital Southwest Corporation;

•	CMGI Inc. (currently ModusLink Global Solutions, Inc.);

•	Harris & Harris Group, Inc.;

•	Safeguard; and

•	Rand Capital Corporation.

Radford reviewed executive compensation data extracted from the SEC filings of those public companies and prepared a detailed analysis of that data for the Compensation Committee. In addition, the Compensation Committee looked at the executive compensation data of private companies focused on private equity and venture capital, since ICG has historically competed with those types of companies for executive talent. Radford obtained compensation data with respect to those private companies from the following sources and prepared a detailed analysis of that data for the Compensation Committee:

•	the McLagan Partners 2006 Private Equity/Venture Capital Survey of mid-size companies with assets under management of under $1 billion; and

•	the 2006 Private Equity Analyst-Holt Compensation Study of mid-size private equity firms with assets under management of between $300 million and $1 billion.

In late 2011 and early 2012, the Compensation Committee performed an evaluation of the compensation of chief financial officers at companies similar to ICG. In performing its evaluation, the committee reviewed data relating to chief financial officer cash salary and bonus compensation that Radford extracted from the following sources:

•	the Radford 2011 Global Technology Survey as it relates to software companies with between $30 million and $400 million in annual revenue; and

•	the public filings of software companies with between $30 million and $400 million in annual revenue.

The Compensation Committee also reviewed data relating to equity ownership among chief financial officers that was provided by Radford; this data was taken from the following sources:

•	the Radford 2011 Global Technology Survey as it relates to software companies with between $30 million and $400 million in annual revenue; and

•	the public filings of the seven companies listed above that were determined to be ICG’s peers.

Radford has consistently recommended that, in order to keep ICG’s executive compensation competitive with the marketplace, ICG should offer its executive officers base salaries and total cash compensation between the 50th and 75th percentiles of ICG’s peer comparison groups described above. The Compensation Committee shares Radford’s view and, accordingly, generally targets base salaries between the 50th and 75th percentiles of ICG’s peer comparison groups, subject to a number of other factors, as set forth in “Elements of ICG’s Compensation Program–Base Salaries” below.

Elements of ICG’s Compensation Program

In order to attract and retain exceptional executives, motivate those executives to accomplish its strategic and financial objectives and align the interests of those executives with the interests of its stockholders, ICG generally compensates its executive officers through a mix of cash, equity compensation and other long-term incentive-based compensation, which, in 2012, consisted primarily of:

•	annual salaries;

•	annual bonuses based upon the achievement of specific business goals; and

•	equity-based compensation.

In addition to those primary components, ICG provides compensation to executive officers through employment agreements and other compensation arrangements, such as the carried interest compensation program under which ICG’s executive officers remain eligible to receive cash payments in the event of liquidity events or other distributions at certain companies in which ICG acquired equity interests in 2008 and 2009, including SeaPass-Bolt (the program is described further in “Elements of ICG’s Compensation Program–Carried Interest Program” below). ICG has also adopted stock ownership requirements for its executive officers to further ensure that their interests are aligned with those of its stockholders. Those agreements, arrangements and requirements are described in the sections that follow and elsewhere in this proxy statement.

Base Salaries

The Compensation Committee aims to set competitive base salaries for ICG’s executive officers. Consistent with Radford’s recommendations, the base salaries of ICG’s executive officers have been targeted at a level between the 50th and 75th percentiles of ICG’s peer comparison group. However, peer comparisons are only one factor taken into account by the Compensation Committee in establishing the base salaries of ICG’s executive officers. The committee also takes into consideration an executive’s skill set, experience and responsibilities within ICG, as well as internal pay equity among ICG executives, in setting base salaries.

The Compensation Committee reviews the base salaries of all executive officers on an annual basis but does not typically adjust salaries annually. In late 2006, Radford studied the compensation being paid to chief executives and other executive officers of the members of ICG’s peer comparison groups identified above. Based in part on Radford’s findings, ICG entered into new employment agreements with Mr. Buckley, Mr. Alexander and Mr. R. Kirk Morgan, ICG’s Chief Financial Officer, in 2007. A more complete description of the respective terms of Mr. Buckley’s, Mr. Alexander’s and Mr. Morgan’s employment agreements is contained in “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” below. Under the employment agreements, the base salaries of Mr. Buckley, Mr. Alexander and Mr. Morgan were set at $450,000, $450,000 and $275,000, respectively.

The base salaries of Mr. Buckley and Mr. Alexander have not increased since 2007, despite a number of amendments to their employment agreements and Mr. Alexander’s promotion to President in 2009. In late 2011, the Compensation Committee, believing that Mr. Morgan’s cash compensation was below a competitive level and concerned about pay inequities among ICG’s executive officers, evaluated the cash compensation of chief financial officers at ICG’s peer companies. In conducting its evaluation, the committee reviewed data provided by Radford that indicated that Mr. Morgan’s salary of $275,000 was below the 50th percentile of the peer comparison group. Accordingly, in February 2012, the Compensation Committee increased Mr. Morgan’s base salary to $300,000, effective as of January 1, 2012, bringing it within the desired 50th and 75th percentiles of ICG’s peer comparison group.

From May 2012 to February 2013, when the sale of Channel Intelligence to Google was completed, Mr. Alexander served as the Chief Executive Officer of Channel Intelligence. In exchange for that service, Channel Intelligence agreed, under the terms of an executive lease agreement, dated as of July 26, 2012 (the “Alexander Lease Agreement”), to pay ICG a fee of $25,000 for each month of Mr. Alexander’s service. On February 20, 2013, Channel Intelligence paid ICG a total of $250,000 of fees for Mr. Alexander’s service as CEO of Channel Intelligence through February 2013.

Bonuses

Early in each year, the Compensation Committee establishes an annual performance plan to motivate ICG’s executive officers and other employees to execute the company’s strategy through the achievement of specified financial and strategic goals. After a recommendation from the Compensation Committee, the performance plan is approved by the full Board. The performance plan sets forth short-term goals designed to focus ICG’s management on quantitative and qualitative achievements that the Compensation Committee believes will foster lasting stockholder value and to reward executive officers and other employees for performance. The qualitative elements of the performance plan focus on ICG’s achievement of certain strategic objectives that are identified at the beginning of the measurement period.

Most of ICG’s quantitative targets in recent years have been designed to focus the efforts of ICG management on:

•	increasing revenues and earnings at ICG’s companies (with an increased focus on the revenues and earnings of ICG’s majority-owned companies);

•	deploying capital effectively (particularly towards the acquisition and increase of stakes in majority-owned companies); and

•	generating cash through the strategic monetization of existing assets.

The structure of the quantitative goals of ICG’s 2012 performance plan (as described below), which, in the aggregate, comprised 80% of the total target bonus for 2012, limits the Compensation Committee’s use of discretion in determining achievement of those goals other than with respect to changed circumstances, such as the sale of a company during the measurement period, the valuation of an asset by an independent party or a strategic decision to deploy capital (or refrain from deploying capital) in response to unforeseen circumstances. However, since determinations regarding the achievement of qualitative goals, which, in the aggregate, accounted for 20% of the total target bonus in 2012, are somewhat subjective by their nature, a greater opportunity exists for the use of discretion by the Compensation Committee in evaluating performance against those goals.

Given ICG’s strategic focus on its majority-owned companies, ICG’s stockholders and prospective stockholders typically evaluate the company based on its performance against aggregate consolidated company revenue and earnings guidance. The Compensation Committee therefore believes that ICG’s ability to consistently achieve healthy growth in consolidated revenue and consolidated earnings will be critical to generating sustained, meaningful returns for the company’s stockholders over the long term. Therefore, consistent with its “pay-for-performance” philosophy, the Compensation Committee linked a significant portion (40%) of the potential annual bonus award under the 2012 performance plan to the aggregate revenue and EBITDA performance of ICG’s then-“consolidated core” companies ((1) GovDelivery, InvestorForce and Procurian for revenue goals and (2) those three companies and MSDSonline, which was acquired in March 2012, for EBITDA goals). Since ICG continued to hold minority interests in, and provide strategic and operational guidance to, a number of other companies that have significant value to ICG (which, under ICG’s strategic plan, would become either sale candidates or majority-owned ICG companies), the Compensation Committee linked a smaller portion (20%) of the potential annual bonus award to the individual revenue and EBITDA performance of the four companies in which ICG then owned its most substantial minority interests (i.e., its “equity core” companies) (Channel Intelligence, Freeborders, Inc., SeaPass-Bolt and WhiteFence, Inc.).

Under the 2012 performance plan, the Compensation Committee established:

•	a single performance band with a minimum and maximum aggregate revenue and EBITDA performance level for ICG’s consolidated core companies; and

•	separate performance bands, each with a minimum and maximum individual revenue and EBITDA performance level, for each of ICG’s equity core companies.

If the group of consolidated core companies, or the relevant equity core company, produced revenue and/or EBITDA within the established performance bands, a portion of the target bonus would be paid based on the level of revenue and/or EBITDA produced.

As discussed, in addition to driving revenue and EBITDA growth at ICG’s companies, ICG’s business strategy in 2012 called for ICG management to execute acquisitions that would result in ICG holding an increasing portion of its assets in the form of majority-owned companies. Accordingly, the Compensation Committee linked a meaningful portion of the potential bonus award under the 2012 performance plan (20%) to ICG’s ability to deploy (or cause one of its majority-owned companies to deploy) an aggregate of $75 million towards (1) ICG’s acquisition of new and/or additional ownership interests in one or more majority-owned companies and/or (2) the acquisition of one or more new companies by one or more of ICG’s existing majority-owned companies. Also, consistent with past performance plans, and as described above, the Compensation Committee linked 20% of the potential bonus award under the 2012 performance plan to qualitative goals, which gives the committee some ability to incent and reward management for exceptional performance that is not reflected in the base allocations described above.

The potential bonus award under the 2012 performance plan, which was approved by the Compensation Committee and the full Board in April 2012, was specifically allocated as follows:

•	20% of the potential bonus was tied to the achievement by ICG’s then-consolidated core companies of $160 million in annual aggregate revenues;

•	20% of the potential bonus was tied to the achievement by ICG’s then-consolidated core companies (and MSDSonline) of $21.2 million of annual aggregate EBITDA;

•	13% of the potential bonus was tied to the achievement by ICG’s then-four equity core companies of specified annual individual revenue goals;

•	7% of the potential bonus was tied to the achievement by ICG’s then-four equity core companies of specified annual individual EBITDA goals;

•

20% of the potential bonus was tied to the deployment of an aggregate of $75 million in cash and/or securities towards (1) ICG’s acquisition of new ownership interests in one or more consolidated core companies and/or (2) the acquisition of one or more new companies by existing consolidated core companies; and

•

20% of the potential bonus was tied to ICG’s execution against the following qualitative goals: (1) execution of strategic initiatives; (2) improvement in communicating the value of ICG’s underlying assets; (3) enhancement of the ICG brand; (4) development of ICG’s acquisition pipeline; (5) performance and competency of the executives at ICG’s companies; and (6) reaction to unforeseen market and business conditions.

The goals relating to the revenue and earnings of ICG’s companies generally relate to financial plans that ICG’s management and the Compensation Committee view as fairly aggressive, such that achievement of the bonus is not intended to be a foregone conclusion. Stated differently, the Compensation Committee has historically established aspirational or “stretch” revenue and EBITDA performance plan goals that do not merely reflect ICG’s expectations with respect to the revenue and EBITDA of its companies. A review of the performance of ICG’s core companies from 2007 to 2012 against both the aggregate core company investor guidance provided by ICG management and the individual core company performance plan goals shows that performance against the investor guidance was generally notably better than performance against the plan goals. For example, in 2012, ICG’s consolidated core companies were able to secure 32% out of a targeted 20% bonus payout for their aggregate revenue performance against the performance plan goals by generating $166.2 million of revenue under the plan, which exceeded the $150 million to $160 million revenue guidance range originally provided to ICG’s investors. Importantly, the revenues of MSDSonline and Channel Intelligence, each of which became consolidated core companies during 2012, were not included in determining the 2012 performance plan payout; based in part on the results of those companies, ICG’s revenue guidance was increased twice during 2012 (to a range of $180 million to $190 million), and ICG exceeded the upper end of its revenue guidance with consolidated core revenue of $191.5 million. ICG also raised its EBITDA investor guidance twice during 2012. Despite achieving solid 2012 EBITDA of $19.7 million (excluding Channel Intelligence) that exceeded ICG’s original investor guidance range and was at the upper limit of ICG’s revised investor guidance range, ICG’s consolidated core companies attained only 13% out of a targeted 20% payout for their aggregate EBITDA performance against the plan goals.

Each of ICG’s equity core companies is a private company that does not regularly disclose its financial goals to the public. ICG believes that if the financial goals of ICG’s equity core companies were made public, competitive harm would result to those companies (e.g., by providing their competitors with insight into their pricing strategies, margins and financial wherewithal) and to ICG, both directly (e.g., by making it a less attractive acquirer of private businesses and by causing market confusion with respect to aggregate financial guidance) and as a result of the harm to its companies. Moreover, ICG believes that disclosure of its equity core company-specific revenue and EBITDA performance plan targets would not be material to an understanding of ICG’s executive compensation. As noted above, in 2012, 20% of the potential performance plan award was tied to the realization of specified individual revenue and EBITDA goals for ICG’s equity core companies, with revenue goals representing 13% of the award and EBITDA goals representing 7% of the award. Because the 20% overall target for 2012 was comprised of four revenue subtargets and four EBITDA subtargets, no one company’s revenue and EBITDA results were material to the determination of ICG’s bonus in 2012. Based on the competitive harm described above and the fact that these individual targets are not material to an investor’s understanding of ICG’s executive compensation policies or decisions, ICG believes it is appropriate to not publicly disclose the specific financial goals of its individual equity core companies.

Under the performance plan, an annual target bonus is established for each ICG executive officer, usually in accordance with the executive officer’s employment agreement; the target bonus is stated as a percentage of the executive officer’s base salary. Consistent with Radford’s recommendation, target bonuses are generally set at a level between the 50th and 75th percentiles of ICG’s peer comparison group. The target bonuses for ICG’s executive officers in 2012, as mandated by their respective employment agreements, were (1) 150% of base salary, or $675,000, for Messrs. Buckley and Alexander and (2) 100% of base salary, or $300,000, for Mr. Morgan. Although Mr. Morgan’s target bonus, which was increased in February 2012 from $192,500 to $300,000 (i.e., from 70% to 100% of Mr. Morgan’s base salary), was greater, in terms of percentage of base salary, than the 75th percentile of ICG’s peer comparison group, the committee believed that the increased bonus was appropriate in that it brought Mr. Morgan’s total cash compensation and total incentive-based compensation more in line with that of ICG’s other executive officers and with ICG’s previous chief financial officers.

In connection with Mr. Alexander’s role as Chief Executive Officer of Channel Intelligence, which extended from May 2012 through February 2013, under the terms of the Alexander Lease Agreement, (1) Mr. Alexander’s 2012 bonus was tied 50% to the achievement of the 2012 ICG performance plan goals and 50% to the achievement of Channel Intelligence-specific revenue and EBITDA targets and (2) Channel Intelligence reimbursed ICG for $150,000 of Mr. Alexander’s 2012 bonus. Each of the Channel Intelligence targets, 2012 revenue of $23.3 million and 2012 EBITDA of -$3.6 million, represented 50% of the Channel Intelligence portion of

Mr. Alexander’s bonus. In connection with the sale of Channel Intelligence to Google in February 2013, the Alexander Lease Agreement was terminated, and Mr. Alexander’s 2013 bonus, like those of ICG’s other executive officers, will be tied entirely to the achievement of the 2013 ICG performance plan goals.

Actual bonus awards can range from 0% to 200% of an individual’s target award; in practice, bonus awards paid to ICG’s executive officers have ranged from 51% to 129% of their corresponding target awards (with 51% being paid to each of the three executive officers for 2011, and 129% being paid to Mr. Alexander for 2012). Bonus awards for ICG’s executive officers under ICG’s annual performance plan are typically tied directly to ICG’s achievement of the performance plan goals (the Channel Intelligence portion of Mr. Alexander’s bonus in 2012 being a rare exception); therefore, ICG’s executive officers will receive payment under the performance plan only to the extent that company-specific goals are achieved. Furthermore, a meaningful portion of the target cash compensation of ICG’s executive officers is tied to the performance plan. The Compensation Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual company performance.

In January 2013, the Compensation Committee evaluated ICG’s 2012 performance to determine the extent to which ICG achieved its 2012 goals (i.e., the extent to which executive officers would be paid relative to their respective target bonuses). The committee declared a bonus for 2012 performance based on 117% achievement of ICG’s goals. The award was comprised as follows (actual amounts paid to each of ICG’s executive officers under the 2012 performance plan are set forth in the “Summary Compensation Table” below):

•	32% out of a targeted 20% with respect to aggregate consolidated core company revenue;

•	13% out of a targeted 20% with respect to aggregate consolidated core company EBITDA;

•	10% out of a targeted 13% with respect to equity core company revenue;

•	6% out of a targeted 7% with respect to equity core company EBITDA;

•	36% out of a targeted 20% with respect to the acquisition/increase of consolidated stakes; and

•	20% out of a targeted 20% with respect to ICG’s execution against qualitative goals.

Based on the 117% ICG performance plan award for 2012, as well as Channel Intelligence’s strong performance against its revenue and EBITDA targets, as determined by the Compensation Committee, Mr. Alexander received a bonus for 2012 based on 129% total achievement; that achievement was comprised as follows:

•	58.5% out of a targeted 50% with respect to the ICG performance plan goals;

•	33.3% out of a targeted 25% with respect to the Channel Intelligence revenue goal; and

•	37.2% out of a targeted 25% with respect to the Channel Intelligence EBITDA goal.

As shown above, the 117% payouts for Messrs. Buckley and Morgan and 129% payout for Mr. Alexander were based in large part on ICG’s strong performance relative to the consolidated core company revenue and consolidated acquisitions targets set by the Compensation Committee, and, in the case of Mr. Alexander, strong performance relative to the Channel Intelligence revenue and EBITDA targets.

Consistent with its “pay for performance” philosophy, the Compensation Committee decided to increase the upside bonus potential and downside bonus risk for ICG’s executive officers in 2013 by paying a portion of the executive officers’ annual performance plan bonuses (which were traditionally paid entirely in cash) in the form of performance-based restricted ICG Common Stock (the “Performance Plan Restricted Stock”). Accordingly, on March 1, 2013, in lieu of the right to receive 50% of his respective target 2013 performance plan bonus in cash, each of ICG’s executive officers was granted shares of Performance Plan Restricted Stock valued, based on a per share price of $13.09 (i.e., the closing price of ICG Common Stock on that date), at an aggregate amount equal to the dollar amount of the portion of his target bonus being replaced. If and to the extent that the payout (expressed as a percentage) for an executive officer under the 2013 performance plan (1) is greater than or equal to 50%, all of his Performance Plan Restricted Stock will vest, and the remainder of his bonus, if any, will be paid in cash, and (2) is greater than 0% but less than 50%, a percentage of his Performance Plan Restricted Stock equal to two times his payout percentage will vest, his non-vesting shares of Performance Plan Restricted Stock will be forfeited, and no amount will be paid in cash. Importantly, under the new structure, a portion of the value ascribed to each executive officer’s annual bonus will be tied directly to the performance of ICG’s Common Stock during the year.

Equity Grants

The Compensation Committee has long believed that ICG’s executive officers should focus on building long-term value for ICG’s stockholders and, when operating ICG, should be subject to similar risks and rewards as ICG’s stockholders. Thus, under ICG’s compensation program, a significant portion of each executive officer’s compensation has historically consisted of equity awards that are directly linked to the price of ICG’s Common Stock. The Compensation Committee further believes that the alignment of the interests of ICG’s management and its stockholders should be a long-term proposition. Accordingly, the committee has traditionally sought to have a meaningful portion of ICG’s outstanding equity grants continually held by ICG’s executive officers; that goal has been accomplished in part through ICG’s stock ownership guidelines, which are described more fully in “Executive Officer Stock Ownership Guidelines” below.

The intended alignment between ICG’s executive officers and its stockholders was evident in 2012, as the increase in ICG’s stock price during the year caused a substantial increase in the overall value of ICG equity awards held by the company’s executive officers. The aggregate intrinsic value of the unexercised ICG equity awards, vested or unvested, held by ICG’s executive officers as of January 1, 2012 was approximately $20.9 million as of December 31, 2012, an increase of approximately 103% from their value of approximately $10.2 million on December 31, 2011. In 2012, each of Messrs. Buckley and Morgan exercised stock options that were set to expire; the exercise date intrinsic value of the options (1) exercised by Mr. Buckley was $645,944 and (2) exercised by Mr. Morgan was $31,517.

The Compensation Committee has traditionally made, or recommended that the Board make, equity grants to executive officers following input from an independent compensation consultant and ICG’s management. The committee has sought a form and size of equity award that would provide a long-term incentive that is competitive with the awards granted by ICG’s peers, that would preserve ICG’s internal pay equity standards and that would serve as an effective retention tool. When determining the kind and amount of equity awards to grant, the Compensation Committee has considered the accounting and tax implications of potential awards, as well as the dilutive impact that potential awards would have on ICG’s stockholders.

In recent years, equity awards to ICG’s executive officers have consisted of (1) restricted stock and SAR awards subject to time-based vesting over a four-year period and (2) restricted stock awards subject to performance-based vesting that is contingent upon the achievement of specific long-term company performance objectives.

Time-Based Restricted Stock/SAR Awards

The Compensation Committee believes that the time-based restricted stock/SAR awards are consistent with its “pay for performance” philosophy, as well as its tenets that (1) each executive’s compensation package should have significant upside potential for strong performance and downside exposure for underperformance and (2) the risks and rewards of ICG’s executives should mirror, as closely as possible, those of the company’s stockholders, in that:

•	the restricted stock component provides executives with a portion of their compensation in the same form held by ICG’s stockholders; and

•	the SAR component provides value for executives only where corresponding value has been created for ICG’s stockholders.

Further, the Compensation Committee favors SARs to stock options because, through SAR grants, it is able to provide executives with the same or a similar level of economic benefits and incentives as are provided by stock options, with less dilution to ICG’s stockholders.

In January 2010, for the first time in a number of years, the Compensation Committee made equity grants of SARs to ICG’s executive officers to provide additional retentive and motivational value for those individuals. The grants consisted of 355,000 SARs for each of Messrs. Buckley and Alexander and 155,000 SARs for Mr. Morgan. The SARs, which have a base price of $6.70 and are subject to four-year vesting (with 25% of the shares vesting on the first anniversary of the grant date, and the remaining shares vesting in equal monthly portions over the following 36 months), are, as a general matter, designed to provide incentives for the executive officers not only to create stockholder value, but to create stockholder value that is sustained over the long term. In addition, as part of an annual grant program designed by the Compensation Committee to provide ongoing retentive and motivational value, Mr. Morgan received grants of 12,500 shares of restricted stock and 37,500 SARs in each of June 2011 and June 2012. The June 2011 restricted stock vests in equal annual installments over a four-year period, and the June 2012 restricted stock vests in equal semi-annual installments over a four-year period. The June 2011 SARs have a base price of $12.15, and the June 2012 SARs have a base price of $9.25; each vest over a four-year period, with 25% of the shares vesting on the first anniversary of the grant date, and the remaining shares vesting in equal monthly portions over the following 36 months. The “Outstanding Equity Awards” table in “Executive Compensation” below contains specific information relating to the vesting of the outstanding time-based SARs and shares of restricted stock held by the executive officers as of December 31, 2012.

Performance-Based Restricted Stock Awards

Given the Compensation Committee’s (1) desire to tie a greater portion of the compensation of ICG’s executives to the company’s sustained performance in furtherance of its business strategy and (2) long-term expectations with respect to the value of ICG’s Common Stock, it has more recently focused on granting ICG’s executive officers restricted stock awards subject to performance-based vesting (in particular, vesting contingent upon the achievement of long-term company performance objectives). The committee has acknowledged that:

•	investors typically evaluate ICG based on its performance against aggregate consolidated company revenue and earnings targets, as set forth in long-term strategic plans; and

•

the achievement of consistent revenue and earnings growth at ICG’s consolidated companies in accordance with those strategic plans will be critical to generating sustained long-term returns for ICG’s investors.

The Compensation Committee believes that restricted stock grants subject to vesting contingent upon the achievement of specific long-term company performance objectives are an appropriate vehicle to drive a level of performance that would either directly (in the case of stock price targets) or indirectly (in the case of revenue and earnings targets) lead to substantial long-term stockholder returns. The Compensation Committee believes that the long-term performance objectives should be set at levels that would be achieved only if ICG is able to both (1) consistently achieve exceptional operating performance at its consolidated companies over a multi-year period and (2) pursue and execute acquisitions that are accretive to that operating performance. Importantly, the committee believes that none of the performance-based restricted shares should vest unless at least one of the aspirational targets is met or value is realized by ICG’s stockholders through a change of control transaction.

In October 2011, the Compensation Committee granted 550,000 shares of restricted stock to each of Mr. Buckley and Mr. Alexander, with each grant consisting of three separate tranches that are subject to three sets of independent vesting criteria, as described immediately below.

Achievement of Financial Metrics

The first tranche of 183,333 shares will vest if ICG achieves either of the following financial metrics:

•	ICG’s trailing 12-month consolidated revenue exceeds $500 million (the “Revenue Vesting Target”) at any time on or before December 31, 2015; or

•

ICG’s share of trailing 12-month consolidated adjusted EBITDA (excluding equity-based compensation and unusual items) exceeds $70 million (the “EBITDA Vesting Target”) at any time on or before December 31, 2015.

If neither of the above financial metrics is met, but ICG achieves 75% of either the Revenue Vesting Target or the EBITDA Vesting Target prior to December 31, 2015, 91,667 shares from the tranche will vest, with ratable vesting of up to 183,333 shares for the achievement of any percentage of the Revenue Target or EBITDA Target between 75% and 100%, whichever of the achievement percentages is higher.

Achievement of Stock Price Metrics

The second tranche of 183,333 shares will vest as follows if ICG’s Common Stock price meets or exceeds the applicable specified metrics:

•	If the thirty-day volume weighted average price per share of the Common Stock equals or exceeds $25.00 at any time prior to December 31, 2015, then all 183,333 shares will vest; or

•

If the $25.00 stock price target is not achieved, but ICG’s total stockholder return is in the top 40% of all NASDAQ Component members for the period beginning on the date of grant and ending on December 31, 2015, then 91,667 shares will vest.

Time-Based Vesting Component

The third tranche of 183,334 shares, which are intended to provide retentive value and align the executives’ interests with stockholders’ interests, will vest ratably over a four-year period, with one-eighth of the shares vesting every six months, commencing in May 2012.

The restricted shares are subject to the vesting acceleration provisions contained in Mr. Buckley’s and Mr. Alexander’s respective employment agreements, except that all of the shares in the first and second tranche will automatically become fully vested upon an ICG “change of control” (as defined in the Omnibus Equity Plan), regardless of whether Mr. Buckley’s or Mr. Alexander’s employment is terminated in connection with that change of control event. The treatment of Mr. Buckley’s and Mr. Alexander’s equity grants upon a change of control is described further in “Executive Compensation–Potential Payments Upon Termination or Change in Control” below.

The “Outstanding Equity Awards” table in “Executive Compensation” below contains specific information relating to the vesting of the shares of restricted stock granted to Mr. Buckley and Mr. Alexander in October 2011 as of December 31, 2012.

Other Equity Awards

In connection with his service as Chief Executive Officer of Channel Intelligence, under the terms of the Alexander Lease Agreement, Mr. Alexander was granted a profits interest in CIML, LLC, Channel Intelligence’s parent company (“CIML”), on July 26, 2012. The profits interest, which was designed by the Compensation Committee to incent Mr. Alexander to drive value at Channel Intelligence in his significant role at that company, entitles Mr. Alexander to receive approximately 2.6% of all distributions from CIML to its equity holders to the extent those distributions exceed $85.14 million (i.e., the fair market value of CIML at the time of the grant of the profits interest, as determined by CIML’s Board of Managers and as evidenced by arms’ length purchases and sales of CIML units that occurred contemporaneously with the grant of the profits interest); that distribution percentage is subject to (1) dilution in the event of future CIML equity issuances and (2) increase in the event of future CIML preferred equity issuances. The profits interest, which was subject to a three-year, time-based vesting schedule, automatically vested in February 2013 in connection with the sale of Channel Intelligence to Google, which, subject to potential indemnity claims, entitled CIML’s equity holders to aggregate distributions of approximately $114 million. Mr. Alexander’s profits interest entitled him to $1,040,463 of proceeds from the Channel Intelligence sale; of those proceeds, $423,771 is being held in escrow to satisfy potential indemnity claims. In addition to the Channel Intelligence sale proceeds, Mr. Alexander’s profits interest entitles him to receive 2.6% of any distributions made by CIML to its equity holders in the future in connection with MyList Corporation (“mylist”), CIML’s other wholly-owned subsidiary.

As described in more detail in “Bonuses” above, the Compensation Committee decided, beginning in 2013, to pay a portion of the executive officers’ annual performance plan bonuses (which were traditionally paid entirely in cash) in the form of performance-based restricted ICG Common Stock that vests upon the achievement of annual performance targets.

Carried Interest Program

In 2007, the Compensation Committee, based in large part on information and analysis (including peer benchmarking information and analysis) provided by Radford, granted long-term compensation to ICG’s executive officers through a carried interest program similar to compensation arrangements provided to private equity and venture capital professionals. Carried interest is a percentage of profits that the management of a fund receives out of the total profits made on investments by the fund. Because payment is tied to the disposition of a portfolio company, which typically occurs many years after an initial investment is made, and because grants of carried interests generally vest over several years, carried interest is designed to act as a long-term incentive and retention tool. Moreover, under existing tax laws, carried interest is generally taxed at a capital gains rate that is currently much lower than ordinary income rates.

ICG’s carried interest program, which became effective in 2008, permits the Compensation Committee to award grants to employees in the form of interests in limited partnerships established by ICG to hold company interests acquired by ICG in each calendar year.

The principal features of the carried interest program, which is administered by the Compensation Committee, are as follows:

•

In 2008 and 2009, interests in new companies were acquired through a partnership (one new partnership per year) in which ICG Holdings, Inc., a wholly-owned subsidiary of ICG (“ICG Holdings”), is the general partner, and ICG management participants are limited partners;

•	For each partnership, a carried interest of 15% was allocated to management participants;

•	Carried interest will be paid in connection with a liquidity event or income receipt at any of those companies, subject to ICG Holdings realizing an 8% compounded profit;

•

Rights to receive carried interest will vest over a six-year period, with 50% of a participant’s interest vesting after three years, and the remainder vesting in equal portions over the next three years (all carried interest, including vested carried interest, will be forfeited on a termination for cause);

•

Participants will be deemed vested with respect to liquidity events or income receipts that occur before full vesting is achieved, so long as they are employees at the time of those liquidity events; and

•

40% of all gross carried interest distributions will be withheld and retained by each partnership to secure potential “clawback” claims. Upon the liquidation of a partnership, a determination will be made as to whether the aggregate amount of prior distributions made to participants were in excess of 15% of such partnership’s net income; if so, the participants will be required to forfeit previously withheld amounts to the extent of that excess (but will not be required to repay any additional amounts in the event that the withheld amounts are insufficient to cover that excess).

In both 2008 and 2009, the Compensation Committee approved grants to ICG executives in separate carried interest plans. Of the 15% of carried interest that was available for allocation to management in 2008 and 2009, 3% of carried interest was allocated to Mr. Buckley, 3% of carried interest was allocated to Mr. Alexander and 0.65% of carried interest was allocated to Mr. Morgan for each of those years. Those allocations were based on, among other things, each individual’s skill set, experience and roles and responsibilities with respect to ICG’s acquisition of, and relationship with, its companies. In approving the grants, the Compensation Committee also took into account the other components of each recipient’s compensation package.

The 2009 carried interest plan holds, among other things, all of ICG’s equity interests in SeaPass-Bolt, one of its majority-owned, cloud-based, recurring revenue businesses; ICG has deployed approximately $36.1 million to date to acquire the equity interests held in the 2009 plan, including approximately $22.1 million in 2012. To the extent that SeaPass-Bolt grows in value and/or ICG increases its stake in SeaPass-Bolt, the Compensation Committee could ascribe a greater amount of value to the carried interest held by ICG’s executive officers under the 2009 carried interest plan. On the other hand, the Compensation Committee ascribes a relatively small amount of value to the carried interest held by ICG’s executive officers under the 2008 carried interest plan, as, to date, ICG has deployed only approximately $4.9 million of capital into equity interests held in that carried interest plan, and it does not expect to deploy a meaningful amount of capital into equity interests held in that plan in the future.

As discussed above, ICG’s strategy contemplates, among other things, the creation of long-term stockholder value through consistent revenue and earnings growth at its consolidated companies. The Compensation Committee believes that the use of traditional equity awards, such as SARs and restricted stock (particularly restricted stock with performance-based vesting), is particularly well-suited to focus ICG’s executive officers on driving the necessary revenue and earnings growth over the long term. Therefore, although any equity interests that ICG acquires in the future in the companies in which it initially acquired a stake in 2008 or 2009 (most notably SeaPass-Bolt) will be held in the carried interest plan for the year of that initial acquisition, new carried interest plans have not been a part of the compensation packages of ICG’s executive officers since 2009, and they are not likely to be a part of ICG’s executive officer compensation packages in the future.

Severance

In order to attract and retain executive talent, ICG generally provides severance benefits to each of its executive officers. Those benefits generally consist of a cash payment, continuation of medical benefits, outplacement services and accelerated vesting on a portion of equity awards in the event that the executive officer is terminated without cause or, in some cases, resigns for good reason and executes a release in favor of ICG. Any severance benefits (other than vesting acceleration benefits) associated with a company change in control are based on a “double trigger,” such that the benefits are paid only in the event that the executive is terminated without cause or, in some cases, resigns for good reason in connection with a change in control. Any vesting acceleration benefits will apply to equity awards granted after June 17, 2009 only to the extent that a double trigger occurs, except with respect to the performance-based restricted stock granted to Messrs. Buckley and Alexander in October 2011 (the vesting of which accelerates upon a change of control, regardless of whether Mr. Buckley’s or Mr. Alexander’s employment is terminated in connection with the relevant change of control). A detailed discussion of the severance benefits payable to ICG’s executive officers is set forth in “Potential Payments Upon Termination or Change of Control” below.

Retirement Plans

ICG maintains a tax-qualified 401(k) plan for its employees. All employees are eligible to participate in this plan. ICG also has a matching program under which the company matches a portion of the amount contributed by each employee into the 401(k) plan (up to 6% of each employee’s total compensation, with up to 1% of the employee’s total compensation matched at 100%, and up to an additional 5% of the employee’s total compensation matched at 50%). The match is also subject to four-year vesting and an annual cap equal to the statutory maximum contribution for each employee, which for 2012 was $17,000 and for 2013 is $17,500 (plus, in each case, an additional $5,500 for catch-up contributions for employees age 50 or older).

ICG does not provide any other pension or retirement benefits to its executive officers.

Other Compensation

ICG provides its executive officers with medical, dental, vision, long-term disability and term life insurance benefits. Those benefits are the same as those provided to all full-time employees, except that executive officers and their spouses are provided with certain additional medical services of up to $8,000 annually and a portable supplemental long-term disability policy. ICG does not provide its executive officers with any other perquisites.

Equity Awards Practices

Grants of equity awards are typically made by the Compensation Committee or the full Board at regularly scheduled meetings. Neither the full Board nor the Compensation Committee has delegated any authority to management with respect to the approval of the grants of equity awards. ICG has priced all of its stock options and SARs based on the “fair market value” of ICG’s Common Stock, as that term was defined in ICG’s equity compensation plans, on the date of the grant. The fair market value of ICG’s Common Stock is defined as the closing price of ICG’s Common Stock on the date of grant (or the closing price of the next trading day if there are no trades in ICG’s stock on the date of grant).

The Compensation Committee has enacted a formal equity award grant policy, which provides that:

•	equity grants may be made only by the full Board or the Compensation Committee at a meeting at which minutes are taken, and those minutes must set forth the details of such grants;

•	the exercise price of the equity grants, if applicable, must equal the fair market value on the date of the grant; and

•	equity grants may not be made during any period in which ICG is in possession of material non-public information.

Executive Officer Stock Ownership Guidelines

ICG believes that it is important for its executive officers to maintain meaningful equity stakes in ICG so that the interests of ICG’s executives remain aligned with the interests of its stockholders over time. Accordingly, the Board has established stock ownership guidelines for ICG’s executive officers. Under the guidelines, the executive officers must hold, during the term of their respective employment, the lesser of:

•

Common Stock valued at 300% of the executive’s annual base salary in the case of Mr. Buckley, Common Stock valued at 150% of the executive’s annual base salary in the case of Mr. Alexander, and Common Stock valued at 40% of the executive’s annual base salary in the case of Mr. Morgan; and

•	Forty percent of all restricted stock awards that vest after July 2005 (or, in the case of Mr. Morgan, 40% of all restricted stock awards that vest after February 2006).

ICG’s executive officers certify on an annual basis that they are in compliance with the stock ownership guidelines. To ICG’s knowledge, all of its executive officers are currently in compliance with the guidelines.

Compensation Clawback Policy

ICG maintains a Compensation Clawback Policy under which the Board may recoup (in whole or in part) any performance-based bonus or other incentive-based compensation paid to any ICG executive officer to the extent that the bonus or compensation is based upon financial results that were impacted by that executive officer’s fraud or intentional misconduct.

Policy on Hedging Transactions

ICG’s Corporate Code of Conduct provides that neither ICG’s directors or executive officers nor their respective family members may enter into hedging transactions, such as zero cost collars and forward sale contracts, with respect to ICG securities without first obtaining clearance from ICG’s General Counsel. Under the code of conduct, any request for pre-clearance of a proposed hedging transaction (1) must be submitted to ICG’s General Counsel at least two weeks prior to the scheduled execution of the hedging transaction, (2) must set forth a justification for the hedging transaction and (3) may be granted (or denied) in the General Counsel’s sole discretion. To ICG’s knowledge, no ICG director or executive officer is a party to any hedging transaction with respect to ICG securities.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code prohibits public companies from taking a tax deduction for compensation in excess of $1 million paid to certain executive officers unless certain procedural requirements are met. The Compensation Committee considers the deductibility of compensation in making determinations regarding compensation. However, the committee believes that it is in the best interests of ICG and its stockholders that ICG retain the flexibility to enter into compensation plans, agreements and other arrangements that may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has, from time to time, approved elements of compensation for ICG executive officers that were consistent with its compensation objectives but were not fully deductible as compensation expenses. In 2012, substantially all of the compensation paid to ICG’s executive officers was deductible for federal income tax purposes.

2012 Realized Pay Table

The following table supplements the “Summary Compensation Table” that appears in “Executive Compensation” below; it is designed to show the compensation actually realized in 2012 by each of ICG’s executive officers. The only substantive differences between the following Realized Pay Table and the 2012 entries in the standard Summary Compensation Table are (1) the value placed on the equity awards granted to Mr. Morgan in 2012 and (2) the value placed on the portion of the equity awards granted to ICG’s executive officers prior to 2012 that vested in 2012.

SEC rules require companies to report the grant date fair value of all equity awards in the Summary Compensation Table for the year in which the awards were granted. As a result, the 2012 entries in the Summary Compensation Table for Messrs. Buckley, Morgan and Alexander do not include any amounts with respect to (1) the restricted stock awards with time-based vesting granted to Messrs. Buckley and Alexander in October 2011, (2) the SARs and restricted stock granted to Mr. Morgan in June 2011 and (3) the SARs granted to each of the executive officers in January 2011. The 2012 entry in the Summary Compensation Table for Mr. Morgan does, however, include the entire amount of the SARs and restricted stock that Mr. Morgan received in 2012, even though those awards have not vested and may never vest at all.

In contrast, the supplemental Realized Pay Table is designed to show all of the equity awards that vested during 2012 (regardless of when they were granted) and to reflect the aggregate value of those awards as of the applicable vesting date. By doing so, the Realized Pay Table:

•	ascribes value to ICG’s equity grants in a manner that is more consistent than the Summary Compensation Table with the way the Compensation Committee values those grants when it makes them; and

•	reflects the price of ICG’s Common Stock at a time when the executive officers are actually able to liquidate their equity awards (i.e., realize value with respect to those awards).

There can be no assurance, however, that ICG’s executive officers will actually realize the value ascribed in the Realized Pay Table to the shares of restricted stock or SARs that vested in 2012, since the ultimate value of the (1) vested restricted stock will depend on ICG’s Common Stock price when, if ever, the unrestricted shares of Common Stock are liquidated and (2) SARs will depend on ICG’s Common Stock price when, if ever, the SARs are exercised and when, if ever, the underlying shares of Common Stock are liquidated.

2012 Realized Pay Table

Name and Principal Position	Salary ($) (1)	Bonus ($) (1)	Stock Awards ($) (2)	SAR/ Option Awards ($) (3)	Non- Equity Incentive Plan Compen- sation ($) (1)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($) (1)	All Other Compensation ($) (1)	Total ($)
Walter W. Buckley, III Chairman of the Board/ Chief Executive Officer	$450,000	—	$456,048	$251,012	$789,750	—	$43,597	$1,990,407
R. Kirk Morgan Chief Financial Officer	$300,000	—	$28,906	$109,598	$351,000	—	$32,923	$822,427
Douglas A. Alexander President	$450,000	—	$456,048	$251,012	$870,750	—	$40,974	$2,068,784

(1)	The amount shown in this column for each executive officer, if any, is identical to the amount set forth for 2012 in the corresponding column in the “Summary Compensation Table” in “Executive Compensation” below.
(2)	The amount shown in this column for each executive officer represents the aggregate value, as of the applicable vesting date, of the restricted stock held by the executive officer that vested during 2012. That aggregate value was calculated by multiplying the total number of shares of restricted stock held by the executive officer that vested in 2012 by the NASDAQ closing price of ICG’s Common Stock on the applicable vesting date, without regard to actual sale activity.
(3)	The amount shown in this column for each executive officer represents the aggregate value of the SARs held by the executive officer that vested in 2012. That aggregate value was calculated by multiplying the total number of SARs held by the executive officer that vested in 2012 by the difference between the base price of those SARs and the NASDAQ closing price of ICG’s Common Stock on the applicable vesting date, without regard to actual exercise or sale activity. In addition to the SARs that vested in 2012, each of Mr. Buckley and Mr. Morgan exercised options that were set to expire in 2012; the exercise date intrinsic value (the difference between (a) the fair market value (i.e., NASDAQ closing price) of the ICG Common Stock underlying those options on the exercise date and (b) the applicable exercise prices of those options) (i) for the options exercised by Mr. Buckley was $645,944 and (ii) for the options exercised by Mr. Morgan was $31,517.

EXECUTIVE OFFICERS

The current executive officers of ICG are as follows:

Douglas A. Alexander, President. Mr. Alexander assumed the role of President of ICG in January 2009; from May 2012 to February 2012, he also served as the Chief Executive Officer of Channel Intelligence. He joined ICG as Managing Director in September 1997 and continued in that capacity until December 2002. From January 2003 to October 2003, Mr. Alexander was the Chief Executive Officer of Traffic.com, Inc. He returned to ICG as Managing Director, Operations in October 2003 and served in that capacity until he was promoted to President in January 2009. Prior to joining ICG, in 1989 Mr. Alexander co-founded Reality Online, a financial planning tools and online services company aimed at the individual investor. Age: 52.

Walter W. Buckley, III, Chief Executive Officer and Chairman of the Board. Mr. Buckley is described above as a Class III director.

R. Kirk Morgan, Chief Financial Officer. Mr. Morgan joined ICG in March 1999 and has held several positions in ICG’s finance department. In 2006, Mr. Morgan assumed the role of Chief Financial Officer. Prior to joining ICG in 1999, Mr. Morgan was a member of the middle market and growing company audit practice at PricewaterhouseCoopers, LLP. Age: 46.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding compensation paid or accrued for the benefit of each of ICG’s executive officers for the years ended December 31, 2012, 2011 and 2010:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	SAR/ Option Awards ($) (2)	Non-Equity Incentive Plan Compen- sation ($) (3)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Walter W. Buckley, III	2012	$450,000	—	—	—	$789,750	—	$43,597	$1,283,347
Chairman of the Board/ Chief Executive Officer	2011	$450,000	—	$4,902,004	—	$344,250	—	$40,447	$5,736,701
	2010	$450,000	—	—	$1,395,150	$695,250	—	$46,625	$2,587,025

R. Kirk Morgan	2012	$300,000	—	$115,625	$183,750	$351,000	—	$32,923	$983,298
Chief Financial Officer	2011	$275,000	—	$151,875	$248,625	$98,175	—	$35,221	$808,896
	2010	$275,000	—	—	$609,150	$198,275	—	$37,093	$1,119,518

Douglas A. Alexander	2012	$450,000	—	—	—	$870,750	—	$40,974	$1,361,724
President (5)	2011	$450,000	—	$4,902,004	—	$344,250	—	$43,486	$5,739,740
	2010	$450,000	—	—	$1,395,150	$695,250	—	$40,331	$2,580,731

(1)	The amounts shown in this column (a) for 2012 for Mr. Morgan reflects the grant date fair value of the shares of restricted stock granted to him on June 15, 2012 and (b) for 2011 (i) for each of Mr. Buckley and Mr. Alexander reflects the grant date fair value of the shares of restricted stock granted to him on October 4, 2011 and (ii) for Mr. Morgan reflects the grant date fair value of the shares of restricted stock granted to him on June 17, 2011, in each case, as calculated in accordance with the FASB Accounting Standards Codification Topic 718.
(2)	The amounts shown in this column (a) for 2012 for Mr. Morgan reflect the grant date fair value of the SARs granted to him on June 15, 2012, (b) for 2011 for Mr. Morgan reflect the grant date fair value of the SARs granted to him on June 17, 2011 and (c) for 2010 for each executive officer reflect the grant date fair value of the SARs granted to him on January 11, 2010, in each case, as calculated in accordance with the FASB Accounting Standards Codification Topic 718.
(3)	The amounts shown in this column for each specified year include amounts paid in the following year under ICG’s performance plans for ICG’s (and, in the case of Mr. Alexander for 2012, Channel Intelligence’s) performance during the specified year.
(4)	The amounts shown in this column for each specified year reflect medical, dental, vision, long-term disability and term life insurance premiums and expenses paid by ICG, as well as ICG’s 401(k) employer matching contribution.
(5)	In connection with Mr. Alexander’s service as CEO of Channel Intelligence during a portion of 2012, in accordance with the terms of the Alexander Lease Agreement, (a) Channel Intelligence reimbursed ICG for $200,000 of Mr. Alexander’s salary for 2012 and $150,000 of Mr. Alexander’s annual performance bonus for 2012 and (b) Mr. Alexander was granted a profits interest in CIML in July 2012. The profits interest, which is described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above, had a liquidation value of $0 on the date it was granted.

Employment Agreements

The terms of employment of each of ICG’s executive officers, Mr. Buckley, Mr. Morgan and Mr. Alexander, are set forth in separate written employment agreements.

Mr. Buckley’s and Mr. Alexander’s employment agreements, which are substantially identical in form, contain the following principal terms:

•	a current term extending through December 31, 2013, subject to continual automatic one-year renewal periods;

•	an annual base salary of $450,000, subject to annual increases;

•	an annual target bonus of 150% of base salary;

•

the executive’s participation in ICG’s welfare and retirement plans, as well as ICG’s short-term and long-term equity incentive programs established for senior level executives generally, at levels at least commensurate with the benefits provided to other senior executives and with adjustments appropriate for the executive’s respective position; and

•

the payment, subject to specified qualifications and conditions, of a series of benefits to the executive in the event that his employment is terminated without cause or he resigns for good reason under certain circumstances, including in connection with a change of control of ICG (for a description of the severance benefits contained in Mr. Buckley’s and Mr. Alexander’s employment agreements, see “Potential Payments Upon Termination or Change in Control” below).

Mr. Morgan’s employment agreement, as supplemented from time to time by the Board or the Compensation Committee, contains the following principal terms:

•	a current term extending through December 31, 2014;

•	an annual base salary of $300,000;

•	an annual target bonus of 100% of base salary; and

•

the payment, subject to specified qualifications and conditions, of a series of benefits upon specified terminations of employment without cause on or prior to December 31, 2014 (for a more detailed description of the severance benefits contained in Mr. Morgan’s employment agreement, see “Potential Payments Upon Termination or Change in Control” below).

Plan-Based Awards

The following table provides information regarding plan-based awards granted to ICG’s executive officers in 2012:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plans (1)			Estimated Future Payouts Under Equity Incentive Plans			All Other Stock Awards: # of Shares of Stock or Units (#)	All Other Option Awards: # of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter W. Buckley, III	4/13/2012	$0	$675,000	$1,350,000	—	—	—	—	—	—	—
R. Kirk Morgan	4/13/2012	$0	$300,000	$600,000	—	—	—	—	—	—	—
	6/15/2012	—	—	—	—	—	—	12,500	—	—	$115,625
	6/15/2012	—	—	—	—	—	—	—	37,500	$9.25	$183,750
Douglas A. Alexander (2)	4/13/2012	$0	$675,000	$1,350,000	—	—	—	—	—	—	—

(1)	Each of the grants made to executive officers in 2012 under non-equity incentive plans was made under ICG’s 2012 performance plan (as modified, in the case of Mr. Alexander, by the terms of the Alexander Lease Agreement), which is described in “Compensation Discussion and Analysis–Bonuses” above. The actual amounts paid to each of ICG’s executive officers under the 2012 performance plan are set forth in the “Summary Compensation Table” above.
(2)	In addition to the performance plan, SAR and restricted stock awards set forth in this table, in connection with his service as CEO of Channel Intelligence, under the terms of the Alexander lease Agreement, Mr. Alexander was granted a profits interest in CIML in July 2012. The profits interest, which is described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above, had a liquidation value of $0 on the date it was granted.

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards held by each of ICG’s executive officers as of December 31, 2012:

	Option/SAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs (#)	Option/ SAR Exercise Price ($) (1) (2) (3)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Walter W. Buckley, III (6)	616,000	—	—	$7.34	7/22/2015	—	—	—	—
	258,858	96,142	—	$6.70	1/11/2020	—	—	—	—
	—	—	—	—	—	—	—	366,666	$4,190,992
	—	—	—	—	—	137,500	$1,571,625	—	—
R. Kirk Morgan (6)	133,110	—	—	$7.34	7/22/2015	—	—	—	—
	113,040	41,960	—	$6.70	1/11/2020	—	—	—	—
	14,062	23,438	—	$12.15	6/17/2021	—	—	—	—
	—	37,500	—	$9.25	6/15/2022
	—	—	—	—	—	9,375	$107,156	—	—
	—	—	—	—	—	12,500	$142,875	—	—
Douglas A. Alexander (6) (7)	497,000	—	—	$7.34	7/22/2015	—	—	—	—
	258,858	96,142	—	$6.70	1/11/2020	—	—	—	—
	—	—	—	—	—	—	—	366,666	$4,190,992
	—	—	—	—	—	137,500	$1,571,625	—	—

(1)	The SARs shown in this column with a base price of $6.70 were granted to ICG’s executive officers on January 11, 2010 and vest as follows: (a) 258,858 SARs vested through 2012, and 7,396 SARs will vest each month thereafter through January 2014 for Messrs. Buckley and Alexander; and (b) 113,040 SARs vested through 2012, and 3,230 SARs will vest each month thereafter through January 2014 for Mr. Morgan.
(2)	The SARs shown in this column with a base price of $12.15 were granted to Mr. Morgan on June 17, 2011; 14,062 of those SARs vested through 2012, and 781 of those SARs will vest each month thereafter through June 2015.
(3)	The SARs shown in this column with a base price of $9.25 were granted to Mr. Morgan on June 15, 2012; those shares are subject to the vesting provisions described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.
(4)	The amounts shown in this column (a) for each of Mr. Buckley and Mr. Alexander represent the number of shares of restricted stock subject to time-based vesting granted to him on October 4, 2011 that had not vested as of December 31, 2012 (of the 183,334 shares of time-based restricted stock granted to each executive on October 4, 2011, 45,834 shares vested through 2012, and 22,917 shares will vest each May and November thereafter through November 2015) and (b) for Mr. Morgan represent the number of shares of restricted stock granted to him on June 17, 2011 that had not vested as of December 31, 2012 (of the 12,500 shares of restricted stock granted to Mr. Morgan on June 17, 2011, 3,125 shares vested through 2012, and 3,125 shares will vest each June thereafter through June 2015) and the number of shares of restricted stock granted to him on June 15, 2012 (the shares of restricted stock granted to Mr. Morgan on June 15, 2012 are subject to the vesting provisions described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above).

(5)	The amounts shown in this column for each of Mr. Buckley and Mr. Alexander represent the number of shares of restricted stock subject to performance-based vesting that were granted to him on October 4, 2011; those shares are subject to the vesting provisions described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.
(6)	In addition to the option, SAR and restricted stock awards set forth in this table, each executive officer was allocated, under ICG’s carried interest program, a percentage of the carried interest in two partnerships established by ICG in 2008 and 2009, respectively. ICG’s carried interest program and the carried interest held by the executive officers are described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Carried Interest Program” above.
(7)	In addition to the option, SAR and restricted stock awards set forth in this table, in connection with his service as CEO of Channel Intelligence, Mr. Alexander was granted a profits interest in CIML in July 2012. The profits interest is described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.

Option Exercises and Stock Vested

The following table provides information regarding options exercised by ICG’s executive officers during the year ended December 31, 2012, as well as restricted stock held by ICG’s executive officers that vested during 2012:

Name	SAR/Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Walter W. Buckley, III (3)	99,999	$645,944	45,834	$456,048
R. Kirk Morgan (3)	12,483	$31,517	3,125	$28,906
Douglas A. Alexander (3)	—	—	45,834	$456,048

(1)	The amounts shown reflect the difference between (a) the fair market value (i.e., NASDAQ closing price) of the ICG Common Stock underlying the options exercised by Mr. Buckley and Mr. Morgan, respectively, in 2012 on the dates those options were exercised and (b) the applicable exercise prices of those options.
(2)	The amounts shown reflect the total number of shares of restricted stock held by that executive officer that vested in 2012 by the NASDAQ closing price of ICG’s Common Stock on the applicable vesting date.
(3)	In addition to the option, SAR and restricted stock awards set forth in this table, each executive officer was allocated, under ICG’s carried interest program, a percentage of the carried interest in two partnerships established by ICG in 2008 and 2009, respectively; a portion of that carried interest vested in 2012. ICG’s carried interest program and the carried interest held by the executive officers are described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Carried Interest Program” above.

Potential Payments Upon Termination or Change in Control

Walter W. Buckley, III and Douglas A. Alexander

Under the terms of their respective employment agreements and their respective 2011 performance-based restricted stock grants, each of Mr. Buckley and Mr. Alexander is entitled to receive certain benefits in the event that an ICG change of control occurs, that his employment is terminated without cause (including in connection with an ICG change of control), or that he resigns for good reason (including in connection with an ICG change of control).

Mr. Buckley’s agreement defines “cause” as a determination by the Board that Mr. Buckley:

•	has been convicted of, or pled nolo contendere to, a felony;

•

intentionally and continually refuses to perform any reasonable and lawful directive of the Board for a period of at least 30 days following notice from the Board of a failure to perform that directive; or

•

has breached, and continues to breach following 30 days’ notice from the Board of that breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Mr. Alexander’s agreement defines “cause” as a determination by the Board that Mr. Alexander:

•	has been convicted of, or pled nolo contendere to, a felony;

•

intentionally and continually refuses to perform any reasonable and lawful directive of the Chief Executive Officer for a period of at least 30 days following notice from the Chief Executive Officer of a failure to perform that directive; or

•

has breached, and continues to breach following 30 days’ notice from the Chief Executive Officer of that breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Each of Mr. Buckley’s and Mr. Alexander’s agreements defines “good reason,” absent a change of control, as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist:

•	any material diminution in his base annual salary, other than generally applicable reductions in management salaries of less than 20%;

•	any material diminution of his responsibilities;

•	any material diminution in his reporting relationship;

•	any material breach by ICG of his employment agreement; and

•	ICG’s non-renewal of the agreement in accordance with its terms.

Each of Mr. Buckley’s and Mr. Alexander’s agreements defines “change of control” as the occurrence of any of the following:

•

any person or entity that is not a majority-owned subsidiary of ICG and is not a parent of ICG that is subject to majority voting control by ICG’s stockholders (each, a “Non-ICG Entity”) becoming the beneficial owner of a majority of the voting power of ICG’s outstanding securities;

•	the successful completion of a tender offer or exchange offer for a majority of the voting power of ICG’s then-outstanding securities;

•

the consummation of (1) a merger, consolidation or reorganization of ICG following which ICG’s stockholders prior to the transaction will cease to own more than 50% of ICG’s voting shares, (2) a sale or disposition of all or substantially all of ICG’s assets to a Non-ICG Entity or (3) a liquidation or dissolution of ICG; and

•	the majority of the members of the Board as of the effective date of the agreement (or directors approved by that majority) ceasing to be members of the Board.

ICG’s Omnibus Equity Plan defines “change of control” as the occurrence of any of the following:

•	any person or entity acquiring beneficial ownership of a majority of the voting power of ICG’s outstanding securities, except where the acquisition is approved by the Board; and

•

the consummation of (1) a merger or consolidation of ICG following which ICG’s stockholders prior to the transaction will cease to own more than 50% of ICG’s voting shares, (2) a sale or disposition of all or substantially all of ICG’s assets or (3) a liquidation or dissolution of ICG.

Each of Mr. Buckley’s and Mr. Alexander’s agreements defines “good reason after a change of control” as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist:

•	any material diminution in his base salary;

•	any material diminution of his responsibilities;

•	any material diminution in his reporting relationship;

•	any material breach by ICG of his employment agreement;

•	the establishment of a target annual bonus for him that is materially less than that in effect for the preceding year;

•

ICG’s becoming a subsidiary of a corporation that is a Non-ICG Entity, unless the ultimate parent entity of that Non-ICG Entity assumes his employment agreement and appoints him to a position at the ultimate parent entity substantially similar to his position at ICG;

•	ICG’s requiring him to be based at a location that is not within 50 miles of Philadelphia, Pennsylvania; and

•	ICG’s non-renewal of the agreement in accordance with its terms.

If Mr. Buckley or Mr. Alexander is terminated without cause at any time other than during the six-month period before, or the 24-month period following, a company change of control, or if Mr. Buckley or Mr. Alexander resigns for good reason at any time other than during the 24-month period following a company change of control, he will, under his employment agreement, be entitled to:

•	a lump sum payment within 60 days of his termination date of 1.5 times the sum of his annual base salary plus target bonus;

•

payment, at the same time of payment of bonuses to ICG’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which termination occurs;

•

acceleration of vesting of all options, SARs and restricted stock granted to him on or prior to June 17, 2009 under ICG’s equity compensation plans that were scheduled to vest during the 18-month period following his termination;

•	continuation of medical benefits until the earlier to occur of (1) 18 months after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and

•	outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A of the Internal Revenue Code of 1986 (as such may be amended from time to time, “Section 409A”), the lump sum payment will be deferred and paid to such executive in a lump sum six months following his termination.

If either Mr. Buckley or Mr. Alexander is terminated without cause during the six-month period before, or the 24-month period following, a company change of control, or if either executive resigns for good reason during the 24-month period following a company change of control, he will, under his employment agreement, be entitled to:

•	a lump sum payment within 60 days of his termination date of two times the sum of his annual base salary plus target bonus;

•

payment, at the same time of payment of bonuses to ICG’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which his termination occurs;

•	acceleration of vesting of all stock options, SARs and restricted stock granted to him under ICG’s equity compensation plans;

•

continuation of his medical benefits until the earlier to occur of (1) two years after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and

•	outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A, the lump sum payment will be deferred and paid to the executive in a lump sum six months following his termination. The first 18 months of the medical benefits referenced in the fourth bullet point of the previous paragraph, if payable, will be paid on a monthly basis, and the last six months of those medical payments, if payable, will be paid in a lump sum within 30 days of the end of the 18-month period following the executive’s termination.

In addition to the change of control-related benefits that Messrs. Buckley and Alexander are entitled to receive under the terms of their respective employment agreements, if a change of control (as defined in ICG’s Omnibus Equity Plan) occurs prior to December 31, 2015, the 366,666 shares of restricted stock subject to performance-based vesting that were granted to Messrs. Buckley and Alexander on October 4, 2011 will automatically vest.

The carried interest awarded to Messrs. Buckley and Alexander under ICG’s carried interest program is subject to the same vesting acceleration provided for in Messrs. Buckley’s and Alexander’s employment agreements with respect to the executives’ stock options, SARs and restricted stock.

The benefits outlined above for Mr. Buckley and Mr. Alexander are expressly contingent upon the relevant executive executing and not revoking or breaching a general release, as well as that executive’s continued adherence to the non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Under their employment agreements, each of Mr. Buckley and Mr. Alexander will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation without good reason. Following his termination without cause or his resignation for good reason, each executive will be permitted to exercise his vested stock options and SARs for a period ending on the earliest to occur of:

•	24 months after the termination of his employment;

•

12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $20 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events; and

•	the expiration of the term of the applicable stock options or SARs.

Each of Mr. Buckley and Mr. Alexander (or their respective estates, if applicable) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability (but in no event following the expiration of the term of the applicable stock options or SARs). Neither executive will be permitted to exercise any of his stock options or SARs upon his termination for cause.

R. Kirk Morgan

Mr. Morgan’s employment agreement provides that he will be entitled to receive certain benefits should his employment be terminated without cause. The agreement defines “cause” as any finding by the Compensation Committee that Mr. Morgan:

•	has breached his employment, service, non-competition, non-solicitation or other similar contract with ICG;

•	has been engaged in disloyalty to ICG, including, without limitation, fraud, embezzlement, theft, commission of a felony or dishonesty, in the course of his employment or service;

•	has disclosed trade secrets or confidential information of ICG to a party not entitled to receive that information; or

•	has entered into competition with ICG.

If Mr. Morgan is terminated without cause on or prior to December 31, 2014, he will be entitled to the following benefits:

•	payment, following his termination, of a lump sum amount equal to 12 months of his base salary plus target bonus at the rate existing at termination of his employment;

•

payment, at the same time as other employees, of a prorated bonus for service through his termination date based on individual performance and company performance for that period as determined by the Board;

•

continuation of medical and dental insurance until the earlier to occur of (1) 12 months after termination of his employment and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan;

•	provision of executive outplacement services until the earlier to occur of (1) 12 months after termination of his employment and (2) his employment with a subsequent employer; and

•

a recommendation to the Compensation Committee that (1) his carried interest be subject to vesting credit for an additional 12 months of service and (2) the exercise period of his vested option and SAR awards be extended, subject to the limitations of Section 409A, to the earlier to occur of (a) 24 months after termination of his employment and (b) 12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $20 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Morgan to taxation under Section 409A, the lump sum payment will be deferred and paid to Mr. Morgan in a lump sum six months following his termination.

Additionally, under the agreement, in the event of an involuntary termination of Mr. Morgan upon a change in control of ICG, Mr. Morgan will receive:

•	100% acceleration of all of his equity and carried interest awards; and

•	subject to the limitations of Section 409A, an extension of the term to exercise any option or SAR award to the remaining term of the award.

Mr. Morgan will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation. Following his termination without cause absent a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the earlier to occur of:

•	24 months after the termination of his employment;

•

12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $20 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events; and

•	the expiration of the term of the applicable stock options or SARs.

Following his termination without cause following a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the expiration of the remaining grant term. Mr. Morgan (or his estate, if applicable) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability (but in no event beyond the expiration of the term of the applicable stock options or SARs). Mr. Morgan will not be permitted to exercise any of his stock options or SARs upon his termination for cause.

The benefits outlined above are expressly contingent upon Mr. Morgan executing and not rescinding or breaching a general release and restrictive covenant agreement in a form acceptable to ICG.

In addition to the benefits to which ICG’s executive officers may be entitled by virtue of an ICG change of control and/or a termination of their respective employment with ICG, Messrs. Buckley, Morgan and Alexander may be entitled to receive, through ICG’s carried interest program, certain payments in connection with a sale or other liquidity event involving SeaPass-Bolt, and Mr. Alexander may be entitled to receive, through his profits interest in CIML, certain payments in connection with a sale or other liquidity event involving mylist. Descriptions of those payments are contained in “Compensation Discussion and Analysis– Elements of ICG’s Compensation Program–Carried Interest Program” and “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.

Summary of Potential Payments to Executive Officers

The following table contains information regarding the payments and benefits to which ICG’s executive officers would be entitled upon the occurrence of the circumstances set forth in the leftmost column of the table:

Name/Circumstances	Cash Severance	Bonus	Medical Continuation	Outplacement Services	Value of Accelerated Equity and Performance Awards
Walter W. Buckley, III
Change of Control	$0	$0	$0	$0	$4,190,992
Termination Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$27,428	$40,000	$0
Termination Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$33,578	$40,000	$6,217,393
R. Kirk Morgan
Change of Control	$0	$0	$0	$0	$0
Termination Without Cause Absent a Change in Control	$600,000	$300,000	$15,359	$30,000	$0
Termination Without Cause in Connection with a Change in Control	$600,000	$300,000	$15,359	$30,000	$387,472
Douglas A. Alexander
Change of Control	$0	$0	$0	$0	$4,190,992
Termination Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$27,428	$40,000	$0
Termination Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$33,578	$40,000	$6,217,343

The table above has been prepared based upon the following assumptions:

•	each executive officer was terminated on December 31, 2012 (at which time the closing price of ICG’s Common Stock was $11.43);

•	each executive officer received 100% of his target bonus in 2012 (117% was the actual payout for Messrs. Buckley and Morgan, and 129% was the actual payout for Mr. Alexander);

•	none of the executive officers will be employed by another employer prior to December 31, 2014;

•	none of the executive officers will be eligible to participate in a spouse’s medical or dental plan prior to December 31, 2014;

•	the cost to ICG of providing medical continuation benefits will be the same in 2014 as it is in 2013; and

•	none of the executive officers had any accrued vacation time on December 31, 2012.

ADVISORY VOTE REGARDING

EXECUTIVE OFFICER COMPENSATION

(ITEM 4)

In accordance with the Dodd-Frank Act, ICG’s stockholders are being asked to vote their support, on an advisory basis, for ICG’s executive officer compensation, as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. The vote, commonly known as a “say-on-pay” vote, is not intended to address any specific item of compensation but rather the overall compensation of ICG’s executive officers and the philosophy, policies and practices described in this proxy statement. Consistent with the preferences of a majority of ICG’s stockholders, as reflected in an advisory vote held at ICG’s 2011 Annual Meeting of Stockholders, ICG presently conducts a say-on-pay vote every year and, accordingly, expects to hold its next say-on-pay vote at its 2014 Annual Meeting of Stockholders.

As noted above, the say-on-pay vote is advisory and, therefore, is not binding on ICG, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of ICG’s stockholders. Therefore, in the event that there is any significant vote against the executive officer compensation as described in this proxy statement, ICG will consult with stockholders and consider stockholders’ concerns, and the Compensation Committee and/or the Board will evaluate whether any actions are necessary to address those concerns.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee designs its executive compensation program to:

•	provide competitive compensation to attract, retain and motivate exceptional executives; and

•

align the collective interests of ICG’s executives with the interests of ICG’s stockholders by tying compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term growth and strategy objectives.

The Compensation Committee also espouses a “pay-for-performance” philosophy and seeks to place a substantial percentage of executive officers’ total compensation at risk, with upside potential for strong performance and downside exposure for underperformance or excessive risk-taking. The Compensation Committee reviews executive compensation annually to ensure that it continues to be tailored to achieve the committee’s desired goals.

In 2012, the primary components of ICG’s executive compensation program were cash salaries, cash bonuses and equity awards (particularly previously granted equity awards that continued to vest during the year). The Board believes that each of these components furthered the interests of ICG’s stockholders and adhered to the Compensation Committee’s stated goals and “pay-for-performance” philosophy, as follows:

•

the 2012 cash salaries of ICG’s executive officers provided relatively competitive base compensation (Mr. Buckley’s and Mr. Alexander’s salaries have not increased since 2007; Mr. Morgan’s salary increased from $275,000 to $300,000, effective as of January 1, 2012);

•

the 2012 compensation of ICG’s executive officers, through an increase in both their annual performance-based bonuses and in the value of the equity awards they held, closely reflected the 2012 increase in the price of ICG’s Common Stock;

•

the restricted stock grants made to Mr. Buckley and Mr. Alexander in 2011 (which are largely subject to performance-based vesting), as well as the annual stock grants made to Mr. Morgan in 2011 and 2012, continue to provide significant incentives for the executives to drive long-term stockholder value, particularly through consistent revenue and earnings growth at ICG’s companies; and

•

the profits interest in CIML granted to Mr. Alexander in 2012, which was designed to incent Mr. Alexander to drive value as CEO of Channel Intelligence, resulted in a 2013 payout to Mr. Alexander that was tied directly to the difference between (1) the value of Channel Intelligence on the date of the grant and (2) the value realized by Channel Intelligence’s equity holders (including ICG) upon the sale of Channel Intelligence to Google in 2013.

ICG’s stockholders are encouraged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, as well as the compensation tables contained therein, in order to better understand the compensation of ICG’s executive officers and the philosophy, policies and practices that the Compensation Committee uses to determine that compensation.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of ICG’s executive officers, as such is described in “Compensation Discussion and Analysis” and “Executive Compensation” above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Summary Beneficial Ownership Table

The following table contains information relating to shares of ICG Common Stock beneficially owned by (1) each person or group that is known to ICG to be the beneficial owner of more than 5% of its outstanding Common Stock, (2) each director (including each director nominee) and executive officer of ICG and (3) all directors and executive officers of ICG as a group. Unless otherwise specified, (a) the information in the following table is as of February 1, 2013 and (b) the address of each person listed below is c/o ICG Group, Inc., attention Secretary, 555 East Lancaster Avenue, Suite 640, Radnor, Pennsylvania 19087.

Name of 5% Beneficial Owner, Director or Executive Officer	Options, Warrants and SARs Exercisable Within 60 Days	DSUs (1)	Number of Shares Beneficially Owned, Including Options, Warrants, SARs Exercisable Within 60 Days and DSUs	Percent of Shares Outstanding
David J. Adelman	6,250	17,483	23,733	*
Douglas A. Alexander	763,249	0	1,476,047	3.9%
David J. Berkman	0	91,145	107,345	*
Walter W. Buckley, III (2)	882,249	0	1,729,485	4.6%
Thomas A. Decker	0	64,651	72,151	*
David K. Downes	0	67,598	90,598	*
Thomas P. Gerrity (3)	0	96,118	157,910	*
Michael J. Hagan	25,000	37,410	62,410	*
Peter K. Miller	12,500	21,768	34,268	*
R. Kirk Morgan	229,551	0	264,953	*
Philip J. Ringo	0	93,038	102,808	*
All directors and executive officers as a group (11 individuals)	1,918,799	489,211	4,121,708	9.6%
BlackRock, Inc. (4) (5)	0	0	2,316,259	6.1%
Dimensional Fund Advisors LP (4) (6)	0	0	2,413,022	6.3%
FMR LLC (4) (7)	0	0	4,876,189	12.9%
The Vanguard Group, Inc. (4) (8)	0	0	2,135,661	5.6%

*	Represents less than 1% of the outstanding shares of Common Stock of ICG.
(1)	Includes shares of Common Stock attributable to the named director’s account relating to DSUs issued under ICG’s Non-Management Director Compensation Plan, as applicable, (a) for the director’s service on the Board and (b) in lieu of cash fees earned by the director for his service to the Board and its committees. Since directors do not have any voting or dispositive power with respect to the shares of Common Stock attributable to the DSUs they hold, the DSUs are not included in the “Percent of Shares Outstanding” figures in the above table.
(2)	Includes 25,000 shares of Common Stock held by two trusts for the benefit of members of Mr. Buckley’s immediate family (with each trust holding 12,500 shares of Common Stock), as to which Mr. Buckley disclaims beneficial ownership.
(3)	Includes 30,896 shares of Common Stock that Dr. Gerrity holds jointly with his wife, Anna Gerrity.
(4)	Ownership information is as of December 31, 2012, based on a Schedule 13G (or an amendment thereto) filed with the SEC.
(5)	Includes shares held by the following subsidiaries of BlackRock, Inc. (“BlackRock”): BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock Asset Management Ireland Limited. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.
(6)	Includes shares held by (a) four separate investment companies under the Investment Act for which Dimensional Fund Advisors LP (“Dimensional”) serves as investment adviser and (b) certain other commingled group trusts and separate accounts for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(7)	Includes shares held by Fidelity Growth Company Fund (“Fidelity Fund”), an investment company under the Investment Company Act of 1940, as amended, for which Fidelity Management & Research Company (“Fidelity Management”) serves as investment adviser. According to a Schedule 13G/A filed by FMR LLC with the SEC on February 13, 2013, the shares held by Fidelity Fund represent more than 10% of the outstanding shares of Common Stock of ICG. The address of each of FMR LLC, Fidelity Fund and Fidelity Management is 82 Devonshire Street, Boston, MA 02109.
(8)	Includes shares held by a number of (a) collective trust accounts for which Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. (“Vanguard”), serves as investment manager and (b) Australian investment offerings for which Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, serves as investment manager. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

Shares of ICG’s Majority-Owned Subsidiary Corporations Owned by Directors and Executive Officers

ICG owned a majority equity interest in InvestorForce prior to the sale of that company to MSCI in January 2013. Dr. Gerrity, who was formerly a director of InvestorForce, directly owned a de minimis amount of InvestorForce’s outstanding shares immediately prior to the sale; he did not receive any consideration as a result of the sale.

ICG owned a majority equity interest in CIML, Channel Intelligence’s corporate parent, prior to the sale of Channel Intelligence to Google in February 2013. Mr. Alexander, who served as the Chief Executive Officer of Channel Intelligence from May 2012 until the sale of the company, holds a profits interest in CIML that entitles him to 2.6% of all distributions from CIML to its equity holders to the extent those distributions exceed $85.14 million. The profits interest entitled Mr. Alexander to $1,040,463 of proceeds from the Channel Intelligence sale; of those proceeds, $423,771 is being held in escrow to satisfy potential indemnity claims. A further description of Mr. Alexander’s profits interest is contained in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

ICG is not aware of any related party transaction that it would be required to report in this proxy statement under Item 404(a) of Regulation S-K promulgated by the SEC (“Item 404(a)”).

Policies and Procedures for Review and Approval of Related Party Transactions

ICG has in place a written set of policies and procedures for the review, approval and/or ratification of, as well as the disclosure of, transactions that ICG is required to report under Item 404(a). These policies and procedures require ICG to enter into any such transaction only when it has been approved or ratified by the Board or the Nominating and Governance Committee, based upon a determination that such transaction is in, or is not inconsistent with, the best interests of ICG and its stockholders. In making that determination, the policy requires the Board or the Nominating and Governance Committee to consider the following factors:

•	the terms of the transaction and the benefits expected to be derived by ICG from the transaction;

•	the extent of the ICG related person’s interest in the transaction;

•	whether the transaction is on terms no less favorable than those generally available to unaffiliated third parties under similar circumstances;

•	whether the terms of the transaction or products or services involved in the transaction are readily available to ICG from alternative sources; and

•	the impact, if any, of the transaction on the independence of a director of ICG.

ICG’s policies and procedures do not require Nominating and Governance Committee approval or ratification of transactions between ICG’s related persons and its subsidiary companies that are not wholly-owned or wholly-controlled. However, ICG identifies and discloses all such transactions to the extent required by applicable SEC and NASDAQ requirements.

In addition to these policies and procedures, ICG’s Corporate Code of Conduct contains detailed guidelines for officers, directors and employees relating to the appropriate handling of both actual and potential conflicts of interest.

The grant to Mr. Alexander of the profits interest in CIML described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above required a waiver by the Nominating and Governance Committee of the general prohibition contained in ICG’s Corporate Code of Conduct on any ICG officer or employee holding securities in any ICG-owned company. The committee waived the prohibition in July 2012, prior to the grant of the profits interest; it determined that doing so was appropriate in light of Mr. Alexander’s significant role at Channel Intelligence and the committee’s desire to incent Mr. Alexander to create value at Channel Intelligence as he served in that role.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. The rules of the SEC require ICG to disclose late filings of stock transaction reports by its executive officers and directors and by beneficial owners of more than 10% of ICG’s Common Stock. On November 12, 2012, each of Mr. Buckley and Mr. Alexander had a portion of his then-vesting shares of restricted ICG Common Stock withheld in order to satisfy his tax withholding obligations with respect to the vesting of those shares (8,726 shares were withheld for Mr. Buckley, and 6,784 shares were withheld for Mr. Alexander). Forms 4 were not filed on behalf of Mr. Buckley and Mr. Alexander by the required date, November 14, 2012; corrective filings were made on March 5, 2013. Other than the late filings for Messrs. Buckley and Alexander, based solely on a review of reports filed by ICG on behalf of ICG’s executive officers, directors and 10% beneficial owners, as well as written representations from those persons that no other reports were required, all applicable Section 16(a) filing requirements were met for 2012.

Submission of Stockholder Proposals and Director Nominations for 2014 Annual Meeting of Stockholders. Under the rules of the SEC set forth in Rule 14a-8 of the Exchange Act relating to stockholder proposals (the “Stockholder Proposal Rules”), some stockholder approvals may be eligible for inclusion in ICG’s 2014 proxy statement. The Stockholder Proposal Rules set forth the criteria that must be met for a stockholder proposal to be included in a proxy statement. Under the Stockholder Proposal Rules, any stockholder wishing to have a proposal included in ICG’s proxy statement for its 2014 Annual Meeting of Stockholders must submit the proposal so that ICG’s corporate Secretary receives it no later than January 3, 2014. However, in the event that ICG’s 2014 Annual Meeting of Stockholders is held prior to May 22, 2014 or later than July 21, 2014, ICG will disclose the new deadline by which stockholder proposals must be received under Part II, Item 5 of its earliest practicable Quarterly Report on Form 10-Q or, if impracticable, by another means reasonably calculated to inform stockholders.

Under ICG’s By-Laws, stockholders must, subject to the Stockholder Proposal Rules, follow certain procedures in order to nominate a potential director or to introduce a proposal at an annual meeting. Subject to the Stockholder Proposal Rules, a stockholder wishing to make a nomination for election to the Board or to have a proposal presented at ICG’s 2014 Annual Meeting of Stockholders must submit written notice of such nomination or proposal so that the Secretary of ICG receives it no earlier than February 21, 2014 and no later than March 23, 2014. However, in the event that the 2014 Annual Meeting of Stockholders is held prior to June 1, 2014 or later than August 30, 2014, any nomination or other proposal must be received no earlier than 120 days prior to the 2014 Annual Meeting of Stockholders and no later than the close of business on the later of 90 days prior to the 2014 Annual Meeting of Stockholders and the 10th day following the date on which public announcement of the date of the 2014 Annual Meeting of Stockholders is first made.

The By-Laws also set forth certain informational requirements for stockholders’ nominations of directors and other proposals. Subject to the Stockholder Proposal Rules, stockholder director nominee proposals must include:

•	the recommending stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by that individual or entity; and

•	the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

Other stockholder proposals must include:

•	the proposing stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by that individual or entity; and

•	a description of the proposal, the reasons for the proposal and any material interest of the proposing stockholder in the proposal.

Communicating with ICG. Stockholders may communicate with ICG by sending correspondence to ICG’s corporate Secretary at the following address:

ICG Group, Inc.

555 Lancaster Avenue, Suite 640

Radnor, Pennsylvania 19087

Attention: Secretary

Householding. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” notices regarding proxy materials, proxy statements and annual reports. This means that only one copy of the notice regarding the availability of proxy materials, proxy statement and/or annual report may have been sent to multiple stockholders in your household. ICG will promptly deliver a separate copy of the notice regarding the availability of proxy materials, proxy statement or annual report to you if you request one by writing or calling as follows: Investor Relations, ICG Group, Inc., 555 East Lancaster Avenue, Suite 640, Radnor, Pennsylvania 19087, Telephone: (610) 727-6900, E-mail: ir@icg.com. If you want to receive separate copies of the notice regarding the availability of proxy materials, annual report and/or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact ICG at the above address and phone number.

Other Business. ICG is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board.

By Order of the Board of Directors

Suzanne L. Niemeyer

Secretary

April 30, 2013

Appendix A

ICG GROUP, INC.

FOURTH AMENDED AND RESTATED 2005 OMNIBUS EQUITY COMPENSATION PLAN

(as amended and restated, effective June 21, 2013)

1.	Purpose

The purpose of the Plan is to provide designated (i) Employees of ICG and its Subsidiaries, (ii) Non-Management Directors of ICG and its Subsidiaries and (iii) Consultants who perform services for ICG and its Subsidiaries, with the opportunity to receive grants of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. ICG believes that the Plan will encourage the Participants to contribute materially to the growth of ICG, thereby benefiting ICG’s stockholders, and will align the economic interests of the Participants with those of the stockholders.

2.	Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Board” means ICG’s Board of Directors as constituted from time to time.

(b) “Change of Control” means the first to occur of any of the following events:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of ICG representing a majority of the voting power of the then outstanding securities of ICG, except where the acquisition is approved by the Board; or

(ii) the consummation of (A) a merger or consolidation of ICG with another corporation where the stockholders of ICG, immediately prior to the consummation of the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares of Stock entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) the sale or other disposition of all or substantially all of the assets of ICG, or (C) a liquidation or dissolution of ICG.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board or its delegate or its successor, or such other committee appointed by the Board to administer the Plan or its delegate or its successor. Notwithstanding the foregoing, with respect to Grants to Employees that are intended as “qualified performance-based compensation” (as defined under section 162(m) of the Code), as well as to Employees who are officers of the Company, the Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” (as defined under section 162(m) of the Code and related Treasury regulations) and “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act.

(e) “Company” means ICG and any Subsidiary.

(f) “Consultants” means advisors and consultants who perform services for the Company.

(g) “Date of Grant” means the date a Grant is effective; provided, however, that no retroactive Grants will be made.

(h) “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Shares or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by ICG on its Stock on a dividend payment date.

(i) “Effective Date” means June 11, 2005.

(j) “Employee” means an employee of the Company (including an officer or director who is also an employee).

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” of Stock means (i) if the shares of Stock are publicly traded, (A) if the principal trading market for the shares of Stock is a national securities exchange, the last reported sale price thereof on such date or, if there were no trades on that date, the next date upon which a sale is reported, or (B) if the shares of Stock are not publicly traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of a share of Stock on such date as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines, or (ii) if the shares of Stock are not publicly traded or, if publicly traded, are not subject to reported transactions or “bid” or “asked” quotations as set forth above, as determined in good faith by the Committee, provided, that, if the shares of Stock are publicly traded, the Committee may make such discretionary determinations where the shares of Stock have not been traded for 10 trading days. Notwithstanding the foregoing, in the case of a broker-assisted exercise pursuant to Section 7(g), the Fair Market Value will be the actual sale price of the shares of Stock issued upon exercise of the Option.

(m) “Grant” means an Option, SAR, Stock Unit, Performance Share, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(n) “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(o) “Incentive Stock Option” means a stock option that is intended to meet the requirements of section 422 of the Code, as described in Section 7.

(p) “ICG” means ICG Group, Inc., a Delaware corporation, or any successor thereto.

(q) “Non-Management Director” means a member of the Board, or a member of the board of directors of a Subsidiary, who is not a member of management of the Company.

(r) “Nonqualified Stock Option” means a stock option that is not intended to meet the requirements of section 422 of the Code, as described in Section 7.

(s) “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.

(t) “Option Price” means an amount per share of Stock purchasable under an Option, as designated by the Committee.

(u) “Other Stock-Based Award” means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and 12), as described in Section 13.

(v) “Parent” means a “parent corporation,” as defined in section 424(e) of the Code, of ICG.

(w) “Participant” means an Employee, Consultant or Non-Management Director designated by the Committee to participate in the Plan.

(x) “Performance Shares” means an award of phantom shares, representing one or more shares of Stock, as described in Section 10.

(y) “Plan” means this ICG Group, Inc. 2005 Omnibus Equity Compensation Plan, as in effect from time to time.

(z) “Stock” means the common stock, par value $0.001 per share, of ICG or such other securities of ICG as may be substituted for Stock pursuant to Sections 5(d) or 18.

(aa) “SAR” means an award of a stock appreciation right, as described in Section 8.

(bb) “Stock Award” means an award of Stock, as described in Section 11.

(cc) “Stock Unit” means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.

(dd) “Subsidiary” means any entity in which ICG has a greater than 50% economic or voting interest. For purposes of Sections 7(c), (d) and (h), “Subsidiary” shall mean a “subsidiary corporation,” as defined in section 424(f) of the Code, of ICG.

(ee) “Successor Participant” means the personal representative or other person entitled to succeed to the rights of the Participant in accordance with Section 17.

3.	Administration

(a) Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by employees of the Company.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the Employees, Consultants and Non-Management Directors to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 20, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Grants under the Plan, and (vi) deal with any other matters arising under the Plan. However, the Board may ratify or approve any Grants as it deems appropriate and has the authority to administer the Plan. To the extent that the Board makes Grants and administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board.

(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of ICG, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(d) Restrictions on Stock Units, Performance Shares and Stock Awards. The vesting period for any performance-based vesting of Stock Unit, Performance Share or Stock Awards grants made after June 17, 2009 shall not be less than one (1) year. The vesting period for any time-based vesting of Stock Unit, Performance Share or Stock Award grants shall not be less than three (3) years. Notwithstanding the foregoing, with respect to grants made after June 17, 2009, the vesting period for Stock Unit, Performance Share or Stock Award grants for up to five percent (5%) of the Shares authorized under the Plan pursuant to Section 5(a) are permitted to have restriction periods other than in accordance with this Section 3(d).

(e) General Provisions Applicable to Awards—Acceleration. The Committee may provide for the acceleration of vesting of grants; provided, however, that with respect to grants made after June 17, 2009, the Committee may provide for acceleration only upon termination of employment for death, disability or retirement or upon a Change of Control. Notwithstanding the foregoing, with respect to grants made after June 17, 2009, the Committee may provide for accelerated vesting for up to five percent (5%) of the Shares authorized under the Plan pursuant to Section 5(a) for other than termination of employment for death, disability or retirement or upon a Change of Control.

4.	Grants

Grants under the Plan may consist of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee in separate guidelines or to the individual in the Grant Instrument or an amendment to the guidelines or Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

5.	Shares of Stock Subject to the Plan

(a) Shares Authorized. The total aggregate number of shares of Stock that may be issued or transferred under the Plan is 9,600,000 shares, subject to adjustment as described below. The shares may be authorized but unissued shares of Stock or reacquired shares of Stock, including shares purchased by ICG on the open market for purposes of the Plan. Grants paid in cash shall not count against the foregoing share limits.

(b) Share Counting. For administrative purposes, when the Committee makes a Grant payable in Stock, the Committee shall reserve shares of Stock equal to the maximum number of shares of Stock that may be payable under the Grant. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards are forfeited or terminated, or otherwise not paid in full, the shares subject to such Grants which have not been issued shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the Option Price of an Option or withheld for purposes of satisfying the Company’s minimum tax withholding obligations with respect to Grants under the Plan shall again be available for issuance or transfer under the Plan. To the extent that any Grants are paid in cash, and not in shares of Stock, any shares previously reserved for issuance or transfer pursuant to such Grants shall again be available for issuance or transfer under the Plan.

(c) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be 1,000,000 shares, subject to adjustment as described below. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $1,000,000. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.

(d) Adjustments. If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without ICG’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or ICG’s payment of an extraordinary dividend or distribution, the maximum number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive pursuant to Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be appropriately adjusted to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments shall be final, binding and conclusive.

6.	Eligibility for Participation

(a) Eligible Persons. All Employees, including persons who have accepted employment with the Company and Employees who are officers or members of the Board, and all Non-Management Directors shall be eligible to participate in the Plan. Consultants are eligible to participate in the Plan if they perform bona fide services for the Company, the services are not in connection with the offer or sale of securities in a capital-raising transaction, and the Consultants do not directly or indirectly promote or maintain a market for ICG’s securities.

(b) Selection of Participants. The Committee shall select the Employees, Consultants and Non-Management Directors to receive Grants and shall determine the terms and conditions of the Grant and the number of shares of Stock subject to each Grant.

7.	Options

(a) General Requirements. The Committee may grant Options to any Employee, Consultant or Non-Management Director upon such terms and conditions as the Committee deems appropriate under this Section 7.

(b) Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of Options to Employees, Consultants and Non-Management Directors.

(c) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to Employees who have actually commenced employment with ICG or its Parent or Subsidiaries. Nonqualified Stock Options may be granted to Employees, Consultants and Non-Management Directors.

(ii) The Option Price shall be determined by the Committee and may be equal to, greater than or less than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of ICG or any Parent or Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant.

(d) Option Term. The Committee shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of ICG, or any Parent or Subsidiary, may not have a term that exceeds five years from the Date of Grant.

(e) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(f) Termination of Employment or Service. Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing service to, the Company. The Committee shall specify in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service, subject to the limitations of Section 3(e).

(g) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to ICG or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by check, (ii) with the approval of the Committee, by delivering shares of Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Option Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Stock having an aggregate Fair Market Value on the date of exercise equal to the Option Price, (iii) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to ICG with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of ICG or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

8.	SARs

(a) General Requirements. The Committee may grant SARs to any Employee, Consultant or Non-Management Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 8(c).

(b) Terms of SARs. The Committee shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee will determine the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs and the period during which SARs will remain exercisable.

(c) Base Amount. The Committee shall establish the base amount of the SAR at the time the SAR is granted.

(d) Payment With Respect to SARs. The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Stock, or in a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(e) Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain SARs after termination of the Participant’s employment or service, and the circumstances under which SARs may be forfeited, subject to the limitations of Section 3(e).

9.	Stock Units

(a) General Requirements. The Committee may grant Stock Units to any Employee, Consultant or Non-Management Director, upon such terms and conditions as the Committee deems appropriate under this Section 9, subject to the limitations of Section 3(d). Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on ICG’s records for purposes of the Plan.

(b) Terms of Stock Units. The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Grant Instrument shall specify the maximum number of shares that shall be paid under the Stock Units.

(d) Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

10.	Performance Shares

(a) General Requirements. The Committee may grant Performance Shares to any Employee, Consultant or Non-Management Director, upon such terms and conditions as the Committee deems appropriate under this Section 10, subject to the limitations of Section 3(d). Each Performance Share shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Shares shall be credited to accounts on ICG’s records for purposes of the Plan.

(b) Terms of Performance Shares. The Committee shall establish the performance goals and other conditions for payment of Performance Shares. Performance Shares may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Performance Shares to be granted and the requirements applicable to such Performance Shares.

(c) Payment With Respect to Performance Shares. Payment with respect to Performance Shares shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Committee shall establish in the Grant Instrument a target amount to be paid under a Performance Share based on achievement of the performance goals.

(d) Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain Performance Shares after termination of the Participant’s employment or service, and the circumstances under which Performance Shares may be forfeited.

11.	Stock Awards

(a) General Requirements. The Committee may issue or transfer shares of Stock to any Employee, Consultant or Non-Management Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 11, subject to the limitations of Section 3(d). Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.

(b) Number of Shares. The Committee shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.

(c) Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(d) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 17. Each certificate, or electronic book entry equivalent, for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Committee may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, the Participant shall have the right to vote shares subject to Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that a Participant’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

12.	Dividend Equivalents.

(a) General Requirements. When the Committee makes a Grant under the Plan, the Committee may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Committee deems appropriate under this Section 12. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Committee. All Dividend Equivalents that are not paid currently shall be credited to accounts on ICG’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Participant, as determined by the Committee. Unless otherwise specified in the Grant Instrument, deferred Dividend Equivalents will not accrue interest. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals.

(b) Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash, shares of Stock, or other property, or in a combination of the foregoing, as determined by the Committee.

13.	Other Stock-Based Awards

The Committee may grant other awards that are cash-based or based on, measured by or payable in Stock to Employees, Consultants or Non-Management Directors, on such terms and conditions as the Committee deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Instrument.

14.	Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The provisions of this Section 14 shall apply to any such Grants that are to be considered “qualified performance-based compensation” under section 162(m) of the Code. To the extent that Grants of Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards designated as “qualified performance-based compensation” under section 162(m) of the Code are made, no such Grant may be made as an alternative to another Grant that is not designated as “qualified performance based compensation” but instead must be separate and apart from all other Grants made.

(b) Performance Goals. When Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

(c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: Stock price, earnings per share of Stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, share volume, sales, market share, change in net asset value, EBIT, EBITDA, cash flow, backlog or deferred revenue, annual recurring revenue, annual contract value (ACV), strategic business criteria, meeting specific revenue targets, market penetration, geographic business expansion, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to the Participant’s business unit or the performance of ICG or one or more ICG companies, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(d) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

(e) Certification of Results. The Committee shall certify and announce the results for the performance period to all Participants after ICG determines the financial results for the performance period. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Instrument.

(f) Death, Disability or Other Circumstances. The Committee may provide in the Grant Instrument that Grants shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

15.	Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for such deferrals, which shall be consistent with the requirements of section 409A of the Code and the corresponding Treasury regulations and rulings.

16.	Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may (i) require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or (ii) deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. If the Committee so permits, a Participant may elect to satisfy the Company’s tax withholding obligation with respect to Grants paid in Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Committee may permit a Participant to satisfy such tax withholding obligation with respect to such excess amount by providing that the Participant may elect to deliver to the Company shares of Stock owned by the Participant that have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to ICG. The elections described in this subsection (b) must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

17.	Transferability of Grants

(a) In General. Except as provided in this Section 17, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of the Plan. A Successor Participant must furnish proof satisfactory to ICG of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide in a Grant Instrument that a Participant may transfer Nonqualified Stock Options to family members or other persons or entities, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

18.	Consequences of a Change of Control

(a) Assumption of Grants. Upon a Change of Control where ICG is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other Grants that remain outstanding shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

(b) Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) determine that outstanding Options and SARs shall accelerate and become exercisable, in whole or in part; (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part; (iii) provide that Participants holding outstanding Performance Shares shall receive payment, in whole or in part, in settlement of such Performance Shares, in an amount determined by the Committee, based on the Participant’s target payment for the performance period and the portion of the performance period that precedes the Change of Control; (iv) determine that outstanding Stock Units shall become payable, in whole or in part, in cash, Stock or other property in an amount not less than their target amount, as determined by the Committee; (v) provide that Dividend Equivalents and Other Stock-Based Awards shall become fully payable, in whole or in part, in cash, Stock or other property, in amounts determined by the Committee; (vi) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by ICG, in cash, Stock or other property, as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value subject to the Participant’s unexercised Options and SARs exceeds the Option Price of the Options or the base amount of the SARs, as applicable; (vii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate; and (viii) with respect to Participants holding Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards, the Committee may determine that such Participants shall receive a payment in settlement of such Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards, in such amount and form as may be determined by the Committee. Such acceleration, surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify.

(c) Other Transactions. The Committee may provide in a Grant Instrument that a sale or other transaction involving a Subsidiary or other business unit of ICG shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

19.	Requirements for Issuance of Shares

No shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

20.	Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of ICG if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Instrument, or except as provided in Section 21(b) below.

(b) No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, without the prior approval of the Company’s stockholders, no Grant under the Plan may be repriced, replaced, regranted through cancellation or modified if the effect would be to reduce the exercise price for the shares underlying such Grant; provided, however, that the foregoing shall not apply to any adjustment made to a Grant pursuant to Section 5(d) of the Plan. In addition, the Committee may not cancel an outstanding Grant that is underwater for the purpose of granting a replacement Grant of a different type.

(c) Stockholder Approval for “Qualified Performance-Based Compensation.” If Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards are granted as “qualified performance-based compensation” under Section 14 above, the Plan must be reapproved by ICG’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 14, if additional Grants are to be made under Section 14 and if required by section 162(m) of the Code or the regulations thereunder.

(d) Termination of Plan. The Plan shall terminate on June 21, 2023, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

21.	Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of ICG to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving ICG in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.

(b) Compliance with Law. The Plan, the exercise of Options and the obligations of ICG to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of ICG that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of ICG that the Plan and applicable Grants comply with the applicable provisions of sections 162(m), 409A and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c) Enforceability. The Plan shall be binding upon and enforceable against ICG and its successors and assigns.

(d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. Neither ICG nor any other Company shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between ICG or any other Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of ICG or any other Company. To the extent that any person acquires a right to receive payment from ICG hereunder, such right shall be no greater than the right of any unsecured general creditor of ICG.

(e) Rights of Participants. Nothing in this Plan shall entitle any Employee, Consultant, Non-Management Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Company.

(f) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(g) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(h) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

ICG GROUP, INC. 555 E. LANCASTER AVENUE SUITE 640 RADNOR, PA 19087

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on June 20, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ICG Group, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M58827-P39906                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ICG GROUP, INC.
Vote on Directors
1. Election of Directors		For	Against	Abstain
	1a. Thomas A. Decker	☐	☐	☐
	1b. Thomas P. Gerrity	☐	☐	☐
	1c. Peter K. Miller	☐	☐	☐

							For	Against	Abstain
Vote on Proposals
	2. Ratification of KPMG LLP as ICG’s independent registered public accountant for the year ending December 31, 2013.						☐	☐	☐

3.    Approval of an amendment and restatement of ICG Group, Inc.’s Third Amended and Restated 2005 Omnibus Equity Compensation Plan (and the plan, as so amended and restated) to: (a) increase the number of authorized shares of ICG Common Stock issuable under the plan by 2,000,000 (for a total of 9,600,000 authorized shares); (b) add annual recurring revenue and annual contract value (ACV) as criteria that may be used for objective performance goals under the plan; (c) extend the date on which the plan expires to ten years following the effective date of the amendment and restatement (to June 21, 2023); and (d) enable the plan to continue to meet certain requirements for tax purposes.

							☐	☐	☐
	4. Approval, on an advisory basis, of the compensation of ICG’s named executive officers.						☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2, 3 AND 4.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each nominee listed in Item 1, and FOR Items 2, 3 and 4.

	For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M58828-P39906

ICG GROUP, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS June 21, 2013 THIS PROXY IS SOLICITED ON BEHALF OF ICG’S BOARD OF DIRECTORS

Each undersigned stockholder hereby appoints R. Kirk Morgan and Suzanne L. Niemeyer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ICG that such stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. ET on June 21, 2013, at the Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania 19087, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY EACH UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 ON THE REVERSE SIDE AND “FOR” ITEMS 2, 3 AND 4 ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) TO BE SIGNED ON REVERSE SIDE